      As filed with the Securities and Exchange Commission on July 23, 2002
                                                           Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          ----------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          ----------------------------

                               BJ SERVICES COMPANY
             (Exact name of Registrant as specified in its charter)

              Delaware                      5500 Northwest Central Drive                    63-0084140
   (State or other jurisdiction of              Houston, Texas 77092                     (I.R.S. Employer
   incorporation or organization)                  (713) 462-4239                     Identification Number)
                             (Address, including zip code, and telephone number,
                      including area code, of Registrant's principal executive offices)

                          ----------------------------

                         Margaret Barrett Shannon, Esq.
                        Vice President - General Counsel
                          5500 Northwest Central Drive
                              Houston, Texas 77092
                                 (713) 462-4239
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          ----------------------------

                                   Copies to:
                            G. Michael O'Leary, Esq.
                                 Andrews & Kurth
                          Mayor, Day & Caldwell L.L.P.
                             600 Travis, Suite 4200
                              Houston, Texas 77002
                                 (713) 220-4200

                          ----------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                          ----------------------------

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
                                                     Proposed maximum          Proposed maximum        Amount of
    Title of each class of        Amount to be    offering price per note     aggregate offering     registration
  securities to be registered    registered (1)             (2)                    price(2)               fee
-----------------------------------------------------------------------------------------------------------------

Convertible Senior Notes due
    2022                           $516,350,000            $778.75                $402,107,563         $36,994(3)
-----------------------------------------------------------------------------------------------------------------

Common Stock, par value $0.10
    per share (6)                      (4)                   --                        --                  (5)
-----------------------------------------------------------------------------------------------------------------

(1) The Convertible Senior Notes due 2022, or notes, were issued at an original price of $790.76 per $1,000 principal amount at maturity, which represents an aggregate initial issue price of $408,308,926 and an aggregate principal amount at maturity of $516,350,000.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the bid and asked prices of the notes on the PORTAL system on July 19, 2002.

(3) Pursuant to Rule 457(p) under the Securities Act, a filing fee of $51,053.75 previously paid by OSCA, Inc., in connection with its registration statement on Form S-4 (Registration No. 333-62102) filed on June 1, 2001, is offset against the currently due filing fee. No securities have been offered or sold pursuant to registration statement #333-62102. The Registrant acquired OSCA, Inc. on May 31, 2002 by a merger of a wholly-owned subsidiary with and into OSCA, Inc., with OSCA, Inc. surviving the merger as a wholly-owned subsidiary of the Registrant.

(4) Includes 7,725,422 shares of common stock issuable upon conversion of the notes at the initial conversion rate of 14.9616 shares per $1,000 principal amount at maturity, subject to adjustment to include such indeterminate number of shares as may become issuable as a result of antidilution adjustments resulting from stock splits, stock dividends or similar transactions.

(5) Under Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

(6) Includes the preferred share purchase rights (as adjusted and as subject to further adjustment in certain events, including stock splits, stock dividends or similar transactions) associated with the Common Stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   Subject to Completion, dated July 23, 2002

PROSPECTUS

                                  $516,350,000

                               BJ SERVICES COMPANY

                            CONVERTIBLE SENIOR NOTES
                                  COMMON STOCK

                                ----------------

                                  The Offering:
         We issued the notes in a private placement at an issue price of $790.76 per note (79.076% of the principal amount at maturity). Selling securityholders will use this prospectus to resell their notes and the shares of common stock issuable upon conversion of the notes.

         Interest on the notes from April 24, 2002 at the rate of 0.50% per year on the issue price is payable semiannually in arrears on April 24 and October 24 of each year, beginning October 24, 2002. Additionally, on April 24, 2022, the maturity date of the notes, a holder will receive $1,000 per note. The issue price of each note represents a yield to maturity of 1.625% per year calculated from April 24, 2002, including accrued original issue discount and cash interest payments. The notes will rank equally with all of our existing and future unsecured and unsubordinated indebtedness.

                          Convertibility of the Notes:
         Holders may convert their notes into 14.9616 shares of our common stock, subject to adjustment, (1) if the sale price of our common stock issuable upon conversion of a note reaches specified thresholds, (2) during any period in which the credit rating of the notes is below a specified level, (3) if the notes are called for redemption or (4) if specified corporate transactions have occurred. Our common stock currently trades on the New York Stock Exchange under the symbol "BJS". On July 15, 2002, the last reported sale price of our common stock on the New York Stock Exchange was $30.50 per share.

        Purchase of the Notes by BJ Services at the Option of the Holder:
         Holders may require us to purchase all or a portion of their notes on April 24, 2005, 2007, 2012 and 2017 at the prices calculated as described in "Description of Notes-Purchase of Notes at the Option of the Holder." We may choose to pay the purchase price in cash or in common stock or a combination of cash and common stock. In addition, upon a change in control of BJ Services occurring on or before April 24, 2005, holders may require us to repurchase for cash all or a portion of their notes.

              Redemption of the Notes at the Option of BJ Services:
         We may redeem for cash all or a portion of the notes at any time on or after April 24, 2005 at prices calculated as described in "Description of Notes--Redemption of Notes at Our Option".

                                ----------------

         You should carefully review and consider the information under the headings "Forward-Looking Statements" beginning on page 4 and "Risk Factors" beginning on page 11 of this prospectus.

                                ----------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES, NOR MAY OFFERS TO BUY BE ACCEPTED, UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 The date of this prospectus is July   , 2002.

                                Table of Contents

Where You Can Find More Information .......................................................     3
Forward-Looking Statements ................................................................     4
Summary ...................................................................................     5
Ratio of Earnings to Fixed Charges ........................................................     9
Risk Factors ..............................................................................    11
Use of Proceeds ...........................................................................    13
Price Range of Common Stock; Dividend Policy ..............................................    13
Selected Historical and ProForma Financial Information ....................................    14
Capitalization ............................................................................    16
Description of Notes ......................................................................    16
Description of Capital Stock ..............................................................    33
Certain United States Federal Income Tax Considerations ...................................    34
Selling Securityholders ...................................................................    40
Plan of Distribution ......................................................................    42
Legal Matters .............................................................................    44
Experts ...................................................................................    44

                       Where You Can Find More Information

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3 to register the notes and the underlying common stock. This prospectus, which forms part of the registration statement does not contain all of the information included in that registration statement. For further information about BJ Services and the securities offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the SEC's web site at http://www.sec.gov.

         This prospectus "incorporates by reference" certain information that we have filed with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"). This means that we are disclosing important information to you by referring you to those documents. Information filed with the SEC after the date of this prospectus, and prior to the termination of the offering of the notes, will update and supersede this information.

         We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is terminated:

         (a) Annual Report on Form 10-K for the fiscal year ended September 30, 2001;

         (b) Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2001 and March 31, 2002;

         (c) Current Reports on Form 8-K, dated February 20, 2002, May 1, 2002 and June 14, 2002 (as amended by Form 8-K/A dated July 17, 2002);

         (d) The description of our common stock set forth in the registration statement on Form 8-A/A dated November 14, 2001; and

         (e) The description of our Series A Junior Participating Preferred Stock, set forth in the registration statement on Form 8-A/A dated November 14, 2001.

         You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

         All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus or after the date of the registration statement of which this prospectus forms a part and prior to the termination of the offering will be deemed to be incorporated in this prospectus by reference and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

         We will provide without charge to you, upon your written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct a request for copies to us at 5500 Northwest Drive Houston, Texas 77092, Attention: Corporate Secretary BJ Services Company (telephone number: (713) 462-4239).

         Our principal executive office is located at 5500 Northwest Drive, Houston, Texas 77092 and our telephone number there is (713) 462-4239. Our world wide web site is located at http://www.bjservices.com. The information contained on our web site is not part of this prospectus.

                           Forward-looking Statements

         This prospectus and our filings with the Securities and Exchange Commission that are incorporated in it contain "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995 and
Section 21E of the Exchange Act concerning, among other things, our prospects, expected revenues, expenses and profits, developments and business strategies for our operations, all of which are subject to certain risks, uncertainties and assumptions. These forward-looking statements are identified by their use of terms and phrases such as "expect," "estimate," "project," "believe," "achievable" and similar terms and phrases. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Those statements are subject to the following in the United States and the other countries in which we operate:

            .   general economic and business conditions,

            .   conditions in the oil and natural gas industry,

            .   fluctuating prices of crude oil and natural gas,

            . weather conditions that affect conditions in the oil and natural gas industry,

            . the business opportunities that may be presented to and pursued by us,

            .   changes in law or regulations, and

            .   other factors, many of which are beyond our control.

         If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. We do not assume any responsibility to publicly update any of our forward-looking statements.

                                     Summary

         This summary highlights selected information from this prospectus to help you understand the Convertible Senior Notes due 2022 (which we refer to as the notes) and our common stock issuable upon conversion of the notes, and is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. You should carefully read this prospectus as well as the information incorporated by reference, before making a decision about whether to invest in the notes. You should also carefully review the section entitled "Risk Factors Relating to the Notes", which highlights certain risks associated with an investment in the notes, to determine whether an investment in the notes is appropriate for you. You should also carefully review the section entitled "Certain United States Federal Income Tax Considerations", which summarizes the material U.S. federal income tax considerations relating to the ownership and disposition of the notes or shares of our common stock.

         References in this prospectus to "BJ Services", the "Company", "we", "us" and "our" are to BJ Services Company.

                               BJ Services Company

         BJ Services Company, whose operations trace back to the Byron Jackson Company (which was founded in 1872), was organized in 1990 under the corporate laws of the state of Delaware. We are a leading provider of pressure pumping and other oilfield services serving the petroleum industry worldwide. Our pressure pumping services consist of cementing and stimulation services used in the completion of new oil and natural gas wells and in remedial work on existing wells, both onshore and offshore. Other oilfield services include product and equipment sales for pressure pumping services, tubular services provided to the oil and natural gas exploration and production industry, commissioning and inspection services provided to refineries, pipelines and offshore platforms and specialty chemical services.

         Our principal executive office is located at 5500 Northwest Drive, Houston, Texas 77092 and our telephone number there is (713) 462-4239. Our world wide web site is located at http://www.bjservices.com. The information contained on our web site is not part of this prospectus.

                               Recent Developments

Acquisition of OSCA

         On May 31, 2002 the Company acquired OSCA, Inc. The acquisition was structured as a merger of a wholly-owned subsidiary of the Company with and into OSCA, with OSCA surviving the merger as our wholly-owned subsidiary. OSCA provides specialized oil and natural gas well completion fluids, stimulation services and downhole completion tools to exploration and production companies, primarily in the Gulf of Mexico and in select international markets. OSCA's products and services are used in preparing the well for production and enhancing recovery of oil and natural gas.

         Under the terms of the merger agreement, OSCA shareholders received $28.00 in cash per share in the merger. The total purchase price of OSCA was approximately $470 million, including approximately $35 million of OSCA debt we assumed in the merger. We used a portion of the net proceeds from the placement of the notes to pay the cash purchase price of OSCA.

         BJ Services believes it can achieve cost synergies in the acquisition of OSCA and expects the merger to be earnings accretive in fiscal 2003.

         Our forward-looking statements concerning the acquisition of OSCA involve risks and uncertainties, including our ability to integrate the business, operations and business practices of OSCA and to realize expected cost synergies from the merger.

Patent Litigation

         A Federal Court jury in Houston has rendered a verdict in our favor in connection with our patent infringement lawsuit against Halliburton Energy Services. We filed this lawsuit in March of 2000 seeking damages for Halliburton's infringement of the patented method for fracturing oil and gas formations with a low polymer fracturing fluid, which we market as Vistar. The jury found that Halliburton's competing system, known as Phoenix, infringed our patent, and that our patent is valid. The jury has awarded us the sum of $98.1 million in damages. In light of the jury's finding, the Court has issued a permanent injunction effective May 19, 2002, prohibiting Halliburton from continuing to sell or offer for sale its Phoenix system. The Court also determined that Halliburton owes us $3.0 million of pre-judgment interest. Halliburton has filed a notice of appeal. The Court has denied Halliburton's motion for a new trial.

                                  The Offering

Notes ........................  $516,350,000 aggregate principal amount at maturity of notes due 2022. Each note was issued at a price of $790.76 per note and has a principal amount at final maturity of $1,000.

Maturity of notes ............  April 24, 2022.

Cash interest ................  0.50% per year on the issue price from April 24,
                                2002, payable semiannually in arrears in cash on April 24 and October 24 of each year, beginning October 24, 2002.

Yield to maturity of notes ...  1.625% per year (computed on a semiannual bond equivalent basis) calculated from April 24, 2002, taking into account accrued original issue discount and cash interest payments.

Ranking ......................  The notes are unsecured and unsubordinated indebtedness of BJ Services and rank equally with BJ Services's other existing and future unsecured and unsubordinated indebtedness. As of March 31, 2002, we had $83.0 million of other indebtedness outstanding.

Original issue discount ......  We offered each note at an original issue discount for U.S. federal income tax purposes equal to the principal amount at maturity of the note less the issue price to investors. Prospective purchasers of notes should be aware that as original issue discount accrues it must be included in their gross income for U.S. federal income tax purposes. See "Certain United State Federal Income Tax Considerations".

Conversion rights ............  For each note surrendered for conversion, if the conditions for conversion are satisfied, we will deliver 14.9616 shares of our common stock or, at our option, cash or a combination of cash and common stock. If we elect to pay holders cash for their notes, we will promptly notify holders of the payment amount no later than two business days following our receipt of a holder's notice of conversion (referred to as the cash settlement notice period). The settlement amount will be based on the average sale price (as defined elsewhere in this prospectus) of our common stock for the five consecutive trading days immediately following either:

                                        the date of our election notice to
                                        deliver cash, which we must give during
                                        the cash settlement notice period,
                                        unless we have earlier given notice of
                                        redemption as described
                                        in the prospectus; or

                                        the conversion date, if we have
                                        previously given notice of redemption
                                        specifying that we intend to deliver
                                        cash upon conversion thereafter.

                                If we specify a cash settlement amount, referred to as the cash amount, we will calculate settlement amounts upon conversion as follows:

                                Cash Settlement Portion: the cash amount specified by us, plus

                                Common Stock Settlement Portion: Conversion ratio minus the quotient of the cash amount divided by the average stock price, where the average stock price is the average closing price of our common stock during the five trading days referred to above.

                                Commencing after June 30, 2002, holders may surrender their notes for conversion into shares of common stock in any quarter (and only during such quarter), if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding quarter was more than a specified percentage (beginning at 120% and declining 0.12658% per quarter thereafter to approximately 110% on the last day of the quarter ending March 31, 2022) of the accreted conversion price per share of common stock on the last day of such quarter. The accreted conversion price per share as of any day will equal the sum of the original issue price of a note plus the accrued original issue discount to that day, with that sum divided by the number of shares of common stock issuable upon conversion of a note.

                                Holders may also surrender a note for conversion during any period in which the credit rating
                                assigned to the    notes is Ba2 or lower by
                                Moody's Investors Service or BB+ or lower by Standard & Poor's Credit Market Services.

                                Notes or portions of notes in integral multiples of $1,000 principal amount at maturity called for redemption may be surrendered for conversion until the close of business on the second business day prior to the redemption date. In addition, if we make a significant distribution to our stockholders or if we are a party to certain consolidations, mergers or binding share exchanges, notes may be surrendered for conversion as provided in "Description of Notes Conversion Rights." See "Certain United States Federal Income Tax Considerations" and "Description of Notes-Conversion Rights Upon Notice of Redemption."

                                We may increase the conversion rate from time to time at our election by any amount and for any period.

                                No adjustments need be made for any transaction referred to above if we elect to permit holders of the notes to participate in a transaction on a basis and with notice that our board of directors determines to be fair and
                                             appropriate in light of the basis
                                             and notice on which holders of
                                             common stock participate in the
                                             transaction. See "Description of
                                             Notes-Conversion Rights."

Purchase by BJ Services at the option of     Holders may require us to purchase
the holder .............................     their notes on any of the following
                                             dates at the following prices, plus
                                             accrued but unpaid cash interest
                                             to, but excluding, the purchase
                                             date:

                                                  .   on April 24, 2005 at a
                                                      price of $817.99 per note;
                                                  .   on April 24, 2007 at a
                                                      price of $836.90 per note;
                                                  .   on April 24, 2012 at a
                                                      price of $886.93 per note;
                                                      and
                                                  .   on April 24, 2017 at a
                                                      price of $941.18 per note.

                                             We may choose to pay the purchase
                                             price in cash or shares of common
                                             stock or a combination of cash and
                                             shares of common stock. Not later
                                             than 20 business days prior to each
                                             purchase date, we must give notice
                                             to holders stating, among other
                                             things, whether we will pay the
                                             purchase price in cash or in shares
                                             of common stock or any combination
                                             thereof (specifying the percentages
                                             of each). Holders of notes may
                                             withdraw any purchase notice at any
                                             time prior to the applicable
                                             purchase date. At our election, we
                                             may also add additional purchase
                                             dates on which holders may require
                                             us to purchase all or a portion of
                                             their notes for cash, common stock
                                             or a combination of cash and shares
                                             of common stock.

Change in control ......................     Upon a change in control of BJ
                                             Services occurring on or before
                                             April 24, 2005, each holder may
                                             require us to repurchase all or a
                                             portion of such holder's notes for
                                             cash at a price equal to the
                                             original issue price of such notes
                                             plus accrued original issue
                                             discount and accrued but unpaid
                                             interest to the date of repurchase.
                                             See "Description of Notes-Change in
                                             Control Permits Purchase of Notes
                                             at the Option of the Holder."

Redemption of notes at the option of BJ      At our election, we may redeem all
Services ...............................     or a portion of the notes for cash
                                             at any time, on or after April 24,
                                             2005, at redemption prices equal to
                                             the original issue price of the
                                             notes plus accrued original issue
                                             discount and accrued but unpaid
                                             cash interest to the date of
                                             redemption. At any time prior to
                                             the close of business on the second
                                             business day prior to the
                                             redemption date, holders may
                                             convert their notes after we have
                                             called them for redemption. See
                                             "Description of Notes-Redemption of
                                             Notes at Our Option."

                                             If the tax laws change or are
                                             interpreted in a way that adversely
                                             affects the tax treatment of the
                                             notes, then we, as issuer of the
                                             notes, may elect to redeem the
                                             notes at prices equal to the
                                             original issue price of the notes
                                             plus accrued original issue
                                             discount and accrued but unpaid
                                             cash interest to the date of
                                             redemption. See "Description of
                                             Notes-Tax Event Redemption."

Sinking fund ...........................     None.

Use of proceeds.........................     We will not receive any proceeds
                                             from the sale by any selling
                                             securityholder of the notes or the
                                             underlying common stock.

DTC eligibility ........................     The notes are issued in book-entry
                                             form and are represented by
                                             permanent global certificates
                                             without coupons deposited with a
                                             custodian for and registered in the
                                             name of a nominee of the

                                             Depository Trust Company (which we
                                             call DTC) in New York, New York.
                                             Beneficial interests in any notes
                                             are shown on, and transfers are
                                             effected only through, records
                                             maintained by DTC and its direct
                                             and indirect participants, and any
                                             such interest may not be exchanged
                                             for certificated notes, except in
                                             limited circumstances. See
                                             "Description of Notes-Depositary
                                             DTC Procedures."

PORTAL eligibility .....................     The notes issued in the initial
                                             private placement are eligible for
                                             trading in PORTAL. Notes resold
                                             using this prospectus, however,
                                             will no longer be eligible for
                                             trading in the PORTAL system. BJ
                                             Services does not intend to list
                                             the notes on any securities
                                             exchange.

Our common stock .......................     BJ Services is authorized to issue
                                             380,000,000 shares of common stock,
                                             of which 156,735,601 shares were
                                             issued and outstanding as of June
                                             30, 2002. Each outstanding share of
                                             common stock includes an associated
                                             preferred share purchase right. We
                                             have a Stockholder Rights Plan,
                                             referred to as the rights plan,
                                             which is designed to deter coercive
                                             takeover tactics and to prevent an
                                             acquirer from gaining control of us
                                             without offering a fair price to
                                             all of our stockholders. In
                                             addition, our charter and bylaws
                                             may be deemed to have an
                                             anti-takeover effect and may delay,
                                             defer or prevent a tender offer or
                                             takeover attempt that a stockholder
                                             might consider to be in such
                                             stockholder's best interest.

Trading symbol for our common stock ....     Our common stock is traded on the
                                             NYSE under the symbol "BJS".


                     RATIO OF EARNINGS TO FIXED CHARGES

                                            Six Months
                                              Ended
                                             March 31,                    Year Ended September 30,
                                             ---------                    ------------------------

                                             2002       2001       2001       2000        1999        1998      1997
                                           ---------  ---------  ---------  ---------   ---------  ---------  --------
Ratio of Earnings to Fixed Charges

(1)(2) .................................   12.11x     11.79x     14.13x      5.18x     0.09x(3)     4.89x     4.82x

(1) For the periods indicated, we had no outstanding preferred stock or preference stock and, therefore, no dividend requirements on preferred or preference stock.

(2) For purposes of computing these ratios, earnings means income (loss) from continuing operations before:

          .    income taxes;
          .    minority interest in majority-owned subsidiaries;
          .    interest expense (including amortization of debt costs); and
          .    that portion of rental expenses that we believe represents an interest factor.

          Fixed charges means the sum of the following:

          .    interest cost (including amortization of debt costs);
          .    that portion of rental expenses that we believe represents an interest factor; and
          .    minority interest in majority-owned subsidiaries.

(3) Earnings were not sufficient for the year ended September 30, 1999 to cover fixed charges. The deficiency was $44.9 million.

The foregoing ratios do not give effect to our issuance of the notes on April 24, 2002 or to the acquisition of OSCA. If the issuance of the notes and the acquisition of OSCA had occurred as of October 1, 2000, our ratio of earnings to fixed charges for the year ended September 30, 2001, and for the six months ended March 31, 2002 would have been 10.40 and 7.26, respectively.

                                  RISK FACTORS

         Your investment in the notes (and the shares of our common stock issuable upon conversion of the notes, if any) involves risks. You should carefully consider the following discussion of risks as well as the other information contained or incorporated in this prospectus before deciding whether to invest in the notes.

Risks Related to Our Business

Risks of Economic Downturn

         Because of the recent economic downturn in the United States and many foreign economies as well as hostilities following the events of September 11, 2001, there may be decreased demand and lower prices for oil and natural gas and therefore for our products and services. Our customers are generally involved in the energy industry, and if these customers experience a business decline, we may be subject to increased exposure to credit risk. If an economic downturn occurs, our results of operations may be adversely affected.

Risks from Operating Hazards

         The Company's operations are subject to hazards present in the oil and natural gas industry, such as fire, explosion, blowouts and oil spills. These incidents as well as accidents or problems in normal operations can cause personal injury or death and damage to property or the environment. Our customers' operations can also be interrupted. From time to time, customers seek to recover from the Company for damage to their equipment or property that occurred while the Company was performing work. Damage to the customers' property could be extensive if a major problem occurred. For example, operating hazards could arise:

             . in the pressure pumping and completion services businesses, during work performed on oil and gas wells,

             . in the specialty chemical business, as a result of use of the Company's products in refineries, and

             . in the process and pipeline business, as a result of work performed by the Company at petrochemical plants as well as on pipelines.

Risks from Unexpected Litigation

         The Company has insurance coverage against operating hazards that it believes is customary in the industry. However, the insurance has large deductibles and exclusions from coverage. The Company's insurance premiums can be increased or decreased based on the claims made by the Company under its insurance policies. The insurance does not cover damages from breach of contract by the Company or based on alleged fraud or deceptive trade practices. Whenever possible, the Company obtains agreements from customers that limit the Company's liability and intends to seek such agreements from customers of OSCA. Insurance and customer agreements do not provide complete protection against losses and risks, and the Company's results of operations could be adversely affected by unexpected claims not covered by insurance.

Risks from International Operations

         The Company's international operations are subject to special risks that can materially affect the Company's sales and profits. These risks include:

             .    limits on access to international markets,

             . unsettled political conditions, war, civil unrest, and hostilities in some petroleum-producing and consuming countries and regions where we operate or seek to operate,

             .    fluctuations and changes in currency exchange rates,

             .    the impact of inflation, and

             . governmental action such as expropriation of assets, general legislative and regulatory environment, exchange controls, changes in global trade policies such as trade restrictions and embargoes imposed by the United States and other countries, and changes in international business, political and economic conditions.

Risks Relating to Acquisitions

         We have acquired OSCA and have acquired other smaller businesses from time to time. The success of these acquisitions depends upon our ability to integrate the business, operations and business practices of the businesses we acquire and to realize expected cost synergies and other benefits from these acquisitions.

Other Risks

         Other risk factors that could cause our actual results to be different from the results we expect include:

             . weather conditions that affect operating conditions in the oil and natural gas industry, and

             . changes in environmental laws and other governmental regulations.

         Many of these risks are beyond our control. In addition, future trends for pricing, margins, revenues and profitability remain difficult to predict in the industries we serve and under current economic and political conditions.

Risks Related to the Notes

We expect that the trading value of the notes will be significantly affected by the price of our common stock and other factors.

         The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we issue. In addition, the notes have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of the common stock into which a note is otherwise convertible. These features could adversely affect the value and the trading prices for the notes.

The yield on the notes may be lower than the yield on a standard debt security of comparable maturity.

         The amount we pay you may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior debt security of BJ Services with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

An active trading market for notes may not develop.

         The notes are a new issue of securities for which there is currently no public market. The notes will not be listed on any securities exchange, and we do not know whether an active trading market will develop or be maintained for the notes. To the extent that an active trading market for the notes does not develop, their liquidity and trading price may be affected adversely. If the notes are traded, they may do so at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the market prices for our common stock, our financial performance and other factors.

You should consider the United States Federal income tax consequences of owning notes.

         We offered each note at an original issue discount for U.S. federal income tax purposes equal to the principal amount at maturity of the note less the issue price to investors. Prospective purchasers of notes should be aware that as original issue discount accrues it must be included in their gross income for U.S. federal income tax purposes.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the underlying shares of common stock.

                  PRICE RANGE OF COMMON STOCK; DIVIDEND POLICY

         The following table presents, for the periods indicated, the high and low closing prices per share of our common stock as reported on the New York Stock Exchange. All amounts prior to the 2-for-1 stock split effective May 31, 2001 have been restated to reflect the increased number of common shares outstanding resulting from the stock split.

Fiscal Year Ending September 30, 2002:                                   High          Low
                                                                       ---------    ----------
     First Quarter ...................................................   $34.00        $17.12
     Second Quarter ..................................................    35.32         25.70
     Third Quarter ...................................................    38.65         32.67
     Fourth Quarter (through July 15, 2002) ..........................    34.58         30.50

Fiscal Year Ending September 30, 2001:

     First Quarter ...................................................   $36.19        $24.84
     Second Quarter ..................................................    42.33         31.81
     Third Quarter ...................................................    41.13         28.75
     Fourth Quarter ..................................................    27.30         14.87

Fiscal Year Ending September 30, 2000:

     First Quarter ...................................................   $21.09        $13.78
     Second Quarter ..................................................    37.22         19.50
     Third Quarter ...................................................    37.77         28.38
     Fourth Quarter ..................................................    35.00         27.81

         On July 15, 2002, the last reported sale price for our common stock on the New York Stock Exchange was $30.50 per share.

         Since our initial public offering in 1990, we have not paid any cash dividends to our stockholders. We expect that, for the foreseeable future, any earnings will be retained for the development of our business, used for the development of our business or used to repurchase shares of our common stock pursuant to our repurchase program described under the caption "Description of Capital Stock-Repurchase Program."

             SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
                                   (UNAUDITED)

         The following table sets forth certain unaudited historical information for the Company and OSCA and certain pro forma combined financial information giving effect (a) to the acquisition of OSCA, which will be accounted for as a purchase in accordance with generally accepted accounting principles, and (b) to the issuance of the notes and application of the proceeds. The information below may not be indicative of the results that actually would have occurred if the acquisition of OSCA and the issuance of the notes had been consummated on the dates indicated or those results that will be obtained in the future. For further information regarding details of the pro forma financial information see Form 8-K/A dated July 17, 2002 incorporated herein by reference.

                                              Six Months Ended              Twelve Months Ended                 Twelve Months Ended
                                               March 31, 2002               September 30, 2001                     September 30,
                                   -------------------------------------------------------------------------------------------------
                                          Historical                       Historical                            2000         1999
                                   ----------------------              ------------------------               ----------------------
                                                               Pro                                   Pro
                                     Company      OSCA       Forma(1)      Company     OSCA        Forma(1)    Company     Company
                                   ------------ ---------  ----------- -------------- ---------   ----------  ----------- ----------
Operating Data:
   Revenue ....................... $  952,449    $ 77,415    $1,029,864  $ 2,233,520  $176,618   $2,410,138  $1,555,389  $1,131,334
   Operating expenses ............    786,817      90,754       877,571    1,697,300   153,670    1,850,970   1,360,164   1,146,099
   Operating income (loss) .......    165,632     (13,339)      152,293      536,220    22,948      559,168     195,225     (14,765
   Interest expense ..............     (2,310)       (625)       (8,503)     (13,282)   (1,775)     (26,193)    (19,968)    (31,365)
   Other income (expense), net ...     (1,084)       (262)       (1,346)       3,676    (1,148)       2,528      (1,550)        613
   Income tax expense
     (benefit) ...................     57,020      (4,696)       50,375      179,922     7,551      183,575      57,307     (15,221)
   Net income (loss) .............    105,895      (9,357)       92,919      349,259    12,765      354,786     117,976     (29,688)
   Earnings (loss) per share (2)
     Basic .......................        .67                       .59         2.13                   2.16         .74        (.21)
     Diluted .....................        .66                       .58         2.09                   2.12         .70        (.21)
   Average shares outstanding
     Basic .......................    157,249                   157,249      163,885                163,885     158,508     141,578
     Diluted .....................    160,476                   160,476      167,080                167,080     168,700     141,578
Financial Position Data (at end
of period):
     Property - net .............. $  721,601    $ 57,113    $  778,714
     Total assets ................  1,897,729     149,588     2,355,228
     Long-term debt, including
        current maturities .......     79,552      36,157       489,018
   Stockholders' equity ..........  1,375,039      69,598     1,375,039
Other Data:
   Depreciation and
     amortization ................ $   49,612    $  5,211    $   54,823  $   104,969  $  8,809   $  113,778  $  102,018  $   99,800
   Capital expenditures (3) ......     96,063      13,491       109,554      183,414    14,550      197,964      80,518     110,566
   Goodwill amortization .........                    292           292       13,739       407       14,146      13,497      13,525
   Unusual charges ...............                 13,541        13,541                   (688)        (688)                 39,695

----------------
(1) The pro forma statements of operations were prepared as if the acquisition of OSCA and the issuance of the notes had occurred as of October 1, 2000 and do not include any estimate for loss of revenue from overlapping locations, any consolidation savings or the effect of any modifications in operations that might have occurred had BJ Services owned and operated the business during the periods presented.

(2) Earnings per share amounts have been restated for all periods presented to reflect the increased number of common shares outstanding resulting from the 2 for 1 stock splits effective January 30, 1998 and May 31, 2001.

(3)  Excluding acquisition of businesses.

(4) The following table provides pro forma results for the years ended September 30, 2001, 2000 and 1999, as if the non-amortization provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which the Company adopted on October 1, 2001, had been applied.

                                               For the Year Ended
                                                 September 30,
                                  ------------------------------------------
                                        2001         2000           1999
                                  --------------- ------------ -------------
Reported net income (loss) .....      $349,259      $117,976      $(29,688)
Goodwill amortization ..........        13,739        13,497        13,525
                                      --------      --------      --------
Adjusted net income (loss) .....      $362,998      $131,473      $(16,163)
                                      ========      ========      ========
Basic earnings per share:
   Reported net income (loss) ..      $   2.13      $    .74      $   (.21)
   Goodwill amortization .......           .08           .09           .10
                                      --------      --------      --------
   Adjusted net income .........          2.21           .83          (.11)
                                      ========      ========      ========
Diluted earnings per share:
   Reported net income (loss) ..      $   2.09      $    .70      $   (.21)
   Goodwill amortization .......           .08           .08           .10
                                      --------      --------      --------
   Adjusted net income .........          2.17           .78          (.11)
                                      ========      ========      ========

                                 CAPITALIZATION

         The following table sets forth the actual capitalization of BJ Services at March 31, 2002 and pro forma for the acquisition of OSCA, as adjusted to give effect to the issuance and sale of the notes by BJ Services to the initial purchasers, and the use of proceeds to acquire OSCA and for other corporate purposes. The actual cost of the OSCA merger may vary, however, from the assumptions used.

         This table should be read in conjunction with the financial statements and related notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, which is incorporated herein by reference.

                                                                                               March 31, 2002
                                                                                      ------------------------------
                                                                                         Actual         Pro Forma
                                                                                                       As Adjusted
                                                                                      --------------  --------------
                                                                                               (in thousands)
Cash and cash equivalents ...........................................................  $     68,560    $        566
                                                                                       ============    ============
Short-term borrowings ...............................................................  $      3,694           3,694
Long-term debt:
     Convertible Senior Notes due 2022                                                                      408,309
     7% Notes due 2006, net of discount .............................................        78,815          78,815
     Notes payable to banks .........................................................           737           1,658
     Interest-free note payable to an individual, payable in five annual
         installments of $118 each beginning March 1999 .............................                           236
                                                                                       ------------    ------------
         Total long-term debt, including current maturities .........................        79,552         489,018
Stockholders' equity:
     Preferred stock, $1.00 par value; 5,000,000 shares authorized, none issued
     Common stock, $.10 par value; 380,000,000 shares authorized, 156,567,646
         outstanding ................................................................        17,376          17,376
     Capital in excess of par .......................................................       966,550         966,550
     Retained earnings ..............................................................       791,295         791,295
     Accumulated other comprehensive loss ...........................................        (9,292)         (9,292)
     Unearned compensation ..........................................................        (3,437)         (3,437)
     Treasury stock, at cost; 17,187,678 shares .....................................      (387,453)       (387,453)
                                                                                       ------------    ------------
         Total stockholders' equity .................................................     1,375,039       1,375,039
                                                                                       ------------    ------------
Total capitalization ................................................................  $  1,458,285    $  1,867,751
                                                                                       ============    ============

                              DESCRIPTION OF NOTES

         We issued the notes pursuant to the indenture dated as of April 24, 2002 (referred to as the indenture), between us and The Bank of New York, as trustee.

         The following summary does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the notes and the indenture. We urge you to read the indenture and the form of the notes, which you may obtain from us upon request. As used in this description, all references to "BJ Services," "our company" or to "we," "us" or "our" mean BJ Services Company, excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

General

         The notes are our general unsecured unsubordinated obligations limited to an aggregate principal amount at maturity of $516,350,000. The notes were initially offered at an issue price to investors of $790.76 per note and with principal amount at maturity of $1,000 per note. The notes will accrete in value such that, together with interest payable thereon, the yield to maturity will be 1.625% per annum. The notes will mature April 24, 2022 unless earlier redeemed at our option, converted into our common stock at the option of the holder or repurchased by us at the option of the holder.

         We will pay a portion of the yield to maturity as cash interest at a rate of 0.50% per annum from April 24, 2002 on the issue price semi-annually in arrears on April 24 and October 24, commencing October 24, 2002, to the registered holders of record on the preceding April 9 and October 9, respectively. This cash interest will be calculated on the basis of a 360-day year of twelve 30-day months.

         If any interest payment date, maturity date, redemption date, purchase date or change in control purchase date of a note falls on a day that is not a business day, the required payment of principal and interest will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after that interest payment date, maturity date, redemption date, purchase date or change in control purchase date, as the case may be, to the date of that payment on the next succeeding business day. The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

         We may redeem the notes prior to maturity at any time on or after April 24, 2005, as described below under "-Redemption of Notes at Our Option" and "-Purchase of Notes at the Option of the Holder." The notes do not have the benefit of a sinking fund. Principal of, and accrued and unpaid interest on, the notes will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained for such purpose, in the Borough of Manhattan, The City of New York. If certain conditions have been satisfied, the notes may be presented for conversion at the office of the conversion agent, and for registration of transfer or exchange at the office of the registrar, each such agent initially being the trustee. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Maturity, conversion, purchase by us at the option of a holder or redemption of a note will cause interest to cease to accrue on such note. We may not reissue a note that has matured or been converted, purchased by us at the option of a holder, redeemed or otherwise canceled, except for registration of transfer, exchange or replacement of such note.

         The indenture does not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. The indenture contains no covenants or other provisions to afford protection to holders of notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "-Change in Control Permits Purchase of Notes at the Option of the Holder."

Ranking of Notes

         The notes are unsecured and unsubordinated obligations. The notes rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness. As of March 31, 2002, we had $83.2 million of other debt outstanding.

Conversion Rights

         Holders may surrender notes for conversion into shares of our common stock only if at least one of the conditions described below is satisfied. The initial conversion rate is 14.9616 shares of common stock per note, subject to adjustment upon the occurrence of the specified events described below. Notes may be submitted for conversion in multiples of $1,000 principal amount at maturity. A holder of a note otherwise entitled to a fractional share will receive cash in an amount equal to the value of such fractional share based on the sale price, as defined below, on the trading day immediately preceding the conversion date.

         Upon determination that noteholders are or will be entitled to convert their notes into shares of common stock in accordance with the following provisions, we will issue a press release and publish such information on our website as soon as practicable.

         Conversion Rights Based on Common Stock Price. Commencing after June 30, 2002, holders may surrender their notes for conversion into shares of common stock in any calendar quarter (and only during such quarter), if, as of the last day of the immediately preceding quarter, the sale price (as defined below) of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such quarter is more than a specified percentage (beginning at 120% and declining 0.12658% per quarter thereafter to approximately 110% on the last day of the quarter ending March 31,
2022) of the accreted conversion price per share of common stock on the last day of such quarter. The accreted conversion price per share as of any day will equal the sum of the original issue price of a note plus the accrued original issue discount to that day, with that amount divided by the number of shares of common stock issuable upon the conversion of a note on that day, referred to as the conversion trigger price.

         "Trading day" means a day during which trading in securities generally occurs on the NYSE or, if the common stock is not listed for trading on the NYSE, on the principal other national or regional securities exchange on which the common stock is then listed or, if the common stock is not listed for trading on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation system or, if the common stock is not quoted on the National Association of Securities Dealers Automated Quotation System, on the principal other market on which the common stock is then traded.

         The following table shows what the conversion trigger price per share of common stock is for each of the first 12 quarters. These prices reflect the accreted conversion price per share of common stock multiplied by the applicable percentage for the respective quarter. Thereafter, the accreted conversion price per share of common stock increases each quarter by the accrued original issue discount for the quarter and the applicable percentage declines by 0.12658% per quarter. The conversion trigger price for the second calendar quarter of 2022 beginning April 1 is $73.46.

                                                              Accreted
                                                             Conversion         Applicable         Conversion
Quarter*                                                       Price            Percentage           Trigger
-------                                                    ---------------     --------------     --------------
2002:

         Third Quarter ....................................     $52.96          120.00000%            $63.55
         Fourth Quarter ...................................      53.11          119.87342              63.66
2003:

         First Quarter ....................................     $53.26          119.74684%            $63.78
         Second Quarter ...................................      53.41          119.62026              63.89
         Third Quarter ....................................      53.56          119.49368              64.00
         Fourth Quarter ...................................      53.71          119.36710              64.11
2004:

         First Quarter ....................................     $53.87          119.24052%            $64.23
         Second Quarter ...................................      54.02          119.11394              64.35
         Third Quarter ....................................      54.17          118.98736              64.46
         Fourth Quarter ...................................      54.32          118.86078              64.57
2005:

         First Quarter ....................................     $54.48          118.73420%            $64.69
         Second Quarter ...................................      54.63          118.60762              64.80

---------
*This table assumes no events have occurred that would require an adjustment to the conversion rate.

         Conversion Rights Based on Credit Ratings Downgrade. Holders may also surrender a note for conversion during any period in which the credit rating assigned to the notes is Ba2 or lower by Moody's or BB+ or lower by

Standard & Poor's. The notes will cease to be convertible pursuant to this paragraph during any period or periods in which all of the credit ratings are above such levels.

         Conversion Rights Upon Notice of Redemption. A holder may surrender for conversion, in accordance with the conversion rights provided herein, a note called for redemption at any time prior to the close of business on the second business day immediately preceding the redemption date, even if it is not otherwise convertible at such time. A note for which a holder has delivered a purchase notice or a change in control purchase notice as described below requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

         Conversion Rights Upon Occurrence of Certain Corporate Transactions. If we are party to a consolidation, merger or binding share exchange pursuant to which our shares of common stock will be converted into cash, securities or other property, the notes may be surrendered for conversion at any time during the period that commences on the date which is 15 days prior to the anticipated effective date of the transaction and ends on, and does not include, the date which is 15 days after the actual date of such transaction and, at the effective time, the right to convert a note into shares of common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property of BJ Services or another person which the holder would have received if the holder had converted the holder's note immediately prior to the transaction. If such transaction also constitutes a change in control, the holder will be able to require us to purchase all or a portion of such holder's notes as described under "-Change in Control Permits Purchase of Notes at the Option of the Holder."

         If we elect to make a distribution described in the third or fourth bullet of the first paragraph under "-Conversion Rate Adjustments" below which, in the case of the fourth bullet, has a per share value equal to more than 15% of the sale price of our shares of common stock on the day immediately preceding the declaration date for such distribution, we will be required to give notice to the holders of notes at least 20 days prior to the ex-dividend date for such distribution and, upon the giving of such notice, the notes may be surrendered for conversion at any time until the close of business on the business day immediately preceding the ex-dividend date for such distribution or until we announce that such distribution will not take place. No adjustment to the conversion rate or the ability of a holder of a note to convert will be made if we provide that holders of notes will participate in the transaction without conversion or in certain other cases.

         Delivery of Common Stock. On conversion of a note, a holder will not receive any payment of interest representing accrued and unpaid interest and accrued original issue discount. Our delivery to the holder of the full number of shares of common stock into which the note is convertible, together with any cash payment for such holder's fractional shares, will be deemed:

               . to satisfy our obligation to pay the principal amount at maturity of the note; and

               . to satisfy our obligation to pay accrued and unpaid interest and accrued original issue discount.

         As a result, accrued and unpaid interest and accrued original issue discount are deemed to be paid in full rather than canceled, extinguished or forfeited.

         If notes are converted after the applicable accrual or record date for interest and prior to the next succeeding interest payment date, holders of such notes at the close of business on the accrual or record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the principal amount of notes so converted, unless such notes have been called for redemption, in which case no such payment shall be required.

         The conversion rate will not be adjusted for any interest. A certificate for the number of whole shares of common stock into which any note is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the tax treatment of a holder receiving shares of common stock upon conversion, see "Certain United States Federal Income Tax Considerations-U.S. Holders-Conversion of Notes."

         In lieu of delivery of shares of our common stock upon notice of conversion of any notes (for all or any portion of the notes), we may elect to pay holders surrendering notes an amount in cash per note (or a portion of a note) as specified by us, plus a number of shares calculated by reference to the average sale price of our common stock for the five consecutive trading days (referred to as the cash settlement averaging period) immediately following (a) the date of our notice of our election to deliver cash as described below if we have not previously given notice of redemption and the expiration of the conversion retraction period referred to below, or (b) the conversion date, in the case of conversion following our notice of redemption specifying that we intend to deliver cash upon conversion, in either case multiplied by the conversion rate in effect on that date. We will inform the holders through the trustee no later than two business days following the conversion date (referred to as the cash settlement notice period) of our election to pay cash in lieu of delivery of the shares otherwise issuable upon conversion, unless we have already informed holders of our election in connection with our optional redemption of the notes as described under "-Redemption of Notes at Our Option." If we choose to satisfy a portion of our obligation in cash, our notice of such election will specify the dollar amount to be satisfied in cash. If we timely elect to pay cash for any portion of the shares otherwise issuable to you, you may retract your conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period (referred to as the conversion retraction period); no such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, then settlement (in cash and/or common stock) will occur on the day following the final day of the cash settlement averaging period. If an event of default, as described under "-Events of Default" below (other than a default in a cash payment upon conversion of the notes), has occurred and is continuing, we may not pay cash upon conversion of any note or portion of the note (other than cash for fractional shares).

         If we specify a cash settlement amount (referred to as the cash amount), the settlement amounts payable with respect to each note will be computed as follows:

         Cash Settlement Portion: The cash amount specified by us, plus

         Common Stock Settlement Portion: conversion ratio minus the quotient of the cash amount divided by the average stock price, where the average stock price is the average closing price of our common stock during the cash settlement averaging period.

         To convert a note into shares of common stock, a holder must:

               . complete and manually sign the conversion notice on the back of the note or complete and manually sign a facsimile of the conversion notice and deliver the conversion notice to the conversion agent;

               .    surrender the note to the conversion agent;

               . if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

               .    if required, pay all transfer or similar taxes.

         Under the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

         Conversion Rate Adjustments. The conversion rate will be adjusted for:

               . dividends or other distributions on our common stock payable in our common stock or other capital stock;

               . subdivisions, combinations or specified reclassifications of our common stock;

          . distributions to all holders of our common stock of specified rights to purchase our common stock for a period expiring within 45 days at less than the sale price at the "time of determination"; "time of determination" means the time and date of the earlier of (i) the determination of stockholders entitled to receive rights, warrants or options or a distribution and (ii) the time immediately prior to the commencement of "ex-dividend" trading for such rights, warrants or options or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the common stock is then listed or quoted; and

          . distributions to the holders of our common stock of our assets or debt securities or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings other than extraordinary cash dividends). "Extraordinary cash dividends" means any cash dividend or distribution that, together with all other cash dividends paid to the holders of our common stock during the preceding 12-month period, are on a per share basis in excess of the sum of 5% of the sale price of the shares of common stock on the day preceding the date of declaration of such dividend or distribution.

     If we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate may be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the NYSE or such other national or regional exchange or market on which the securities are then listed or quoted.

     If a shareholder rights plan, such as our rights agreement described under "Description of Capital Stock-Stockholder Rights Plan," under which any rights are issued provides that each share of common stock issued upon conversion of notes will be entitled to receive such rights, there shall not be any adjustment to the conversion privilege or conversion rate as a result of:

          .    the issuance of the rights;

          . the distribution of separate certificates representing the rights;

          . the exercise or redemption of such rights in accordance with any rights agreement; or

          .    the termination or invalidation of the rights.

     The indenture permits us to increase the conversion rate from time to time.

     If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of securities, cash or other assets of BJ Services or another person which the holder would have received if the holder had converted the holder's notes immediately prior to the transaction.

     No adjustment need be made for any transaction referred to above if holders of the notes are to participate in a transaction on a basis and with notice that our board of directors determines to be fair and appropriate in light of the basis and notice on which holders of common stock participate in the transaction.

     Holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend if:

          . a taxable distribution to holders of common stock results in an adjustment of the conversion rate; or

          .    the conversion rate is increased at our discretion.

     See "Certain United States Federal Income Tax Considerations-U.S. Holders-Adjustment of Conversion Rate."

Redemption of Notes at Our Option

     Prior to April 24, 2005, the notes will not be redeemable at our option. Beginning on April 24, 2005, we may redeem the notes for cash at any time as a whole, or from time to time in part, at a price equal to the original issue price of the notes to be redeemed plus accrued original issue discount and accrued and unpaid interest to, but excluding, the date of redemption. We will give not less than 30 days nor more than 60 days notice of redemption by mail to holders of the notes.

     The following table shows the redemption price of a note on April 24, 2005, at each April 24 thereafter prior to maturity and at stated maturity on April 24, 2022. These prices reflect the issue price plus accrued original issue discount to the redemption date. The redemption price of a note redeemed between the dates below would include an additional amount reflecting the additional original issue discount accrued since the next preceding date in the table.

                                          Note      Accrued Original Redemption
                                       Issue Price   Issue Discount     Price

Redemption Date                            (1)             (2)        (1) + (2)
---------------                        ------------ ---------------- -----------

April 24, 2005 .....................    $790.76          $   27.23      $817.99
April 24, 2006 .....................     790.76              36.61       827.37
April 24, 2007 .....................     790.76              46.14       836.90
April 24, 2008 .....................     790.76              55.82       846.58
April 24, 2009 .....................     790.76              65.67       856.43
April 24, 2010 .....................     790.76              75.67       866.43
April 24, 2011 .....................     790.76              85.84       876.60
April 24, 2012 .....................     790.76              96.17       886.93
April 24, 2013 .....................     790.76             106.67       897.43
April 24, 2014 .....................     790.76             117.34       908.10
April 24, 2015 .....................     790.76             128.19       918.95
April 24, 2016 .....................     790.76             139.21       929.97
April 24, 2017 .....................     790.76             150.42       941.18
April 24, 2018 .....................     790.76             161.80       952.56
April 24, 2019 .....................     790.76             173.38       964.14
April 24, 2020 .....................     790.76             185.14       975.90
April 24, 2021 .....................     790.76             197.09       987.85
At Stated Maturity .................     790.76             209.24     1,000.00

     If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed in $1,000 principal amounts at maturity or integral multiples of $1,000 principal amount at maturity. In this case, the trustee may select the notes by lot, pro rata, or by another method the trustee considers fair and appropriate.

     If the trustee selects a portion of your notes for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be the portion selected for redemption.

Tax Event Redemption

     If a tax event occurs and is continuing, we may, at our option, redeem the notes in whole (but not in part) at any time at redemption prices equal to the issue price of the notes plus accrued original issue discount and accrued and unpaid interest to, but excluding, the date of redemption. Interest on notes which is due and payable on or prior to the redemption date will be payable to the holders of the notes registered as such at the close of business on the relevant record dates. We will give not less than 30 days nor more than 60 days notice of redemption by mail to the holders of the notes. Unless we default in payment of the redemption price, on and after the redemption date original issue discount and interest shall cease to accrue on the notes.

     "Tax event" means the receipt by us of an opinion of nationally recognized tax counsel experienced in such matters to the effect that there is more than an insubstantial risk that original issue discount and interest payable by us on the notes on the next interest payment date would not be deductible, in whole or in part, by us for United States federal income tax purposes as a result of any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in any official interpretation or application of any such law or regulations by any legislative body, court, governmental agency or regulatory authority or any official interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the date of this prospectus, which amendment, change, or proposed change is effective or which interpretation or pronouncement is announced on or after the date of this prospectus.

Purchase of Notes at the Option of the Holder

     On April 24, 2005, 2007, 2012 and 2017, holders may require us to purchase any outstanding note for which the holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. Holders may submit their notes for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the business day immediately preceding the purchase date.

     The purchase price of a note will be the following prices, plus accrued and unpaid interest to, but excluding, the purchase date:

          .    $817.99 per note on April 24, 2005;

          .    $836.90 per note on April 24, 2007;

          .    $886.93 per note on April 24, 2012; and

          .    $941.18 per note on April 24, 2017.

     The purchase prices shown above are equal to the issue price plus accrued original issue discount to the purchase date. We may, at our option, elect to pay the purchase price in cash, shares of our common stock, or any combination thereof. For a discussion of the tax treatment of a holder receiving cash, shares of our common stock or any combination thereof, see "Certain United States Federal Income Tax Considerations U.S. Holders-Exercise of Repurchase Right."

     We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

          . whether we will pay the purchase price of notes in cash or in shares of our common stock or any combination thereof, specifying the percentages of each;

          . if we elect to pay, in whole or in part, in shares of our common stock, the method of calculating the market price of the common stock; and

          . the procedures that holders must follow to require us to purchase their notes.

     The purchase notice given by each holder electing to require us to purchase notes shall be given to the paying agent no later than the close of business on the business day immediately preceding the purchase date and must state:

             . the certificate numbers of the holder's notes to be delivered for purchase;

             . the portion of the principal amount at maturity of notes to be purchased, which must be $1,000 aggregate principal amount at maturity or an integral multiple of $1,000 aggregate principal amount at maturity;

             . that the notes are to be purchased by us pursuant to the applicable provisions of the notes; and

             . if we elect, pursuant to the notice that we are required to give, to pay the purchase price in shares of our common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in shares of our common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects:

                           (1) to withdraw the purchase notice as to some or all of the notes to which it relates, or

                           (2) to receive cash in such event in respect of the entire purchase price for all notes or portions of notes subject to such purchase notice.

         If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all notes subject to the purchase notice in these circumstances.

         A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the purchase date.

         The notice of withdrawal shall state:

             . the principal amount at maturity of the notes being withdrawn, which must be $1,000 principal amount at maturity or an integral multiple of $1,000 principal amount at maturity;

             .    the certificate numbers of the note(s) being withdrawn; and

             . the principal amount at maturity, if any, of the note(s) that remain subject to the purchase notice.

         If we elect to pay the purchase price, in whole or in part, in shares of our common stock, the number of shares we deliver shall be equal to the portion of the purchase price to be paid in common stock divided by the market price of a share of our common stock. We will pay cash based on the market price for all fractional shares of common stock if we elect to deliver common stock in payment, in whole or in part, of the purchase price.

         The "market price" means the average of the sale prices of our common stock for the 20 trading day period ending on (if the third business day prior to the applicable purchase date is a trading day, or if not, then on the last trading day prior to) the third business day prior to the applicable purchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such 20 trading day period and ending on such purchase date, of certain events that would result in an adjustment of the conversion rate with respect to our common stock.

         The "sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the NYSE on such other principal United States securities exchange on which the common stock is listed for trading or, if the common stock is not listed for trading on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers

Automated Quotation System or by the National Quotation Bureau Incorporated. In the absence of a quotation, we will determine the sale price on the basis of such quotations as we consider appropriate.

         Because the market price of our common stock is determined prior to the applicable purchase date, holders of notes bear the market risk with respect to the value of the common stock to be received from the date such market price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation or by other appropriate means.

         Upon determination of the actual number of shares of common stock to be issued for each $1,000 principal amount at maturity of notes in accordance with the foregoing provisions relating to the purchase of notes at the option of the holder, we promptly will issue a press release and publish such information on our website.

         In addition to the above conditions, our right to purchase notes, in whole or in part, with common stock is subject to our satisfying various conditions, including:

             . listing such common stock on the principal United States securities exchange on which our common stock is then listed for trading or, if not so listed, on Nasdaq;

             . the registration of our common stock under the Securities Act and the Exchange Act, if required; and

             . any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

         If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the notes to the holder entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of the notes, except as described in the paragraph above.

         In connection with any purchase offer, we will to the extent applicable:

             . comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

             . file Schedule TO or any other required schedule under the Exchange Act.

         Our obligation to pay the purchase price of a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will cause the purchase price of the note to be paid promptly following the later of the purchase date and the time of delivery of the note.

         If the paying agent holds money or securities sufficient to pay the purchase price of the note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding, original issue discount and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

         We may not purchase any notes for cash at the option of holders if an event of default with respect to the notes has occurred and is continuing, other than a default in the payment of the purchase price with respect to such notes.

Change in Control Permits Purchase of Notes at the Option of the Holder

         If a change in control (as defined below) with respect to BJ Services occurs on or prior to April 24, 2005, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder's notes in integral multiples of $1,000 principal amount at maturity, at a price equal to the issue price of such notes plus accrued original issue discount and accrued and unpaid interest to the purchase date. We will be required to purchase the notes with respect to which a change of control purchase notice is given to the paying agent no later than 35 business days after the occurrence of such change in control. We refer to this date in this prospectus as the "change in control purchase date."

         Within 15 business days after the occurrence of a change in control, we must mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice shall state, among other things:

             .    the events causing a change in control;

             .    the date of such change in control;

             . the last date on which a holder may exercise the purchase right;

             .    the change in control purchase price;

             .    the change in control purchase date;

             . the name and address of the paying agent and the conversion agent;

             . the conversion rate and any adjustments to the conversion rate;

             . that notes with respect to which a change in control purchase notice is given by the holder may be converted, if otherwise convertible, only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

             . the procedures that holders must follow to exercise these rights.

         To exercise this right to require us to purchase a holder's note(s), the holder must deliver a written notice so as to be received by the paying agent no later than the close of business on the change in control purchase date. The required purchase notice upon a change in control must state:

             . the certificate numbers of the note(s) to be delivered by the holder;

             . the portion of the principal amount at maturity of note(s) to be purchased, which portion must be $1,000 principal amount at maturity or an integral multiple of $1,000 principal amount at maturity; and

             . that we are to purchase the note(s) pursuant to the applicable provisions of the notes.

         A holder may withdraw any change in control purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the change in control purchase date. The notice of withdrawal must state:

             . the principal amount at maturity of the note(s) being withdrawn, which must be $1,000 principal amount at maturity or an integral multiple of $1,000 principal amount at maturity;

             .    the certificate numbers of the note(s) being withdrawn; and

             . the principal amount at maturity, if any, of the note(s) that remain subject to a change in control purchase notice.

         Our obligation to pay the change in control purchase price for a note for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. We will cause the change in control purchase price for such note to be paid promptly following the later of the change in control purchase date and the time of delivery of such note.

         If the paying agent holds money sufficient to pay the change in control purchase price of a note on the change in control purchase date in accordance with the terms of the indenture, then, immediately after the change in control purchase date, original issue discount and interest will cease to accrue, on such note, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the note.

         Under the indenture, a "change in control" of BJ Services is deemed to have occurred at such time as:

             . any person, including its respective affiliates and associates, other than BJ Services, its subsidiaries or their employee benefit plans, files a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange
                  Act) disclosing that such person has become the beneficial owner of more than 50% of the aggregate voting power of our common stock and other capital stock with equivalent voting rights, or other capital stock into which the common stock is reclassified or changed, with certain exceptions; or

             . there shall be consummated any share exchange, consolidation or merger of BJ Services pursuant to which our common stock is converted into cash, securities or other property in which the holders of our common stock and other capital stock with equivalent voting rights immediately prior to the share exchange, consolidation or merger, have, directly or indirectly, less than a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger.

         The indenture does not permit our board of directors to waive our obligation to purchase notes at the option of holders in the event of a change in control.

         In connection with any purchase offer in the event of a change in control, we will to the extent applicable:

             . comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

             . file Schedule TO or any other required schedule under the Exchange Act.

         The change in control purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of BJ Services. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

             .    to accumulate shares of our common stock;

             . to obtain control of BJ Services by means of a merger, tender offer, solicitation or otherwise; or

             . part of a plan by management to adopt a series of anti-takeover provisions.

Instead, the change in control purchase feature resulted from negotiations between the initial purchasers and us.

         We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the notes but that would increase the amount of our (or our subsidiaries') outstanding indebtedness.

         We may not purchase notes at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the change in control purchase price with respect to the notes.

Events of Default

         The following are events of default for the notes:

             (1) default in payment of the principal amount, redemption price, purchase price or change in control purchase price with respect to any notes when such become due and payable;

             (2) default in payment of any interest, which default continues for 30 days;

             (3) our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

             (4) a failure to pay when due at final maturity, or a default that results in the acceleration of maturity of, any indebtedness for borrowed money of BJ Services or our subsidiaries in an aggregate amount of $50.0 million or more, unless the acceleration is rescinded, stayed or annulled within 30 days after written notice of default is given to us by the trustee or holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding; and

             (5) certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a designated subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a designated subsidiary.

         A "designated subsidiary" means any existing or future, direct or indirect, subsidiary of BJ Services whose assets constitute 15% or more of the total assets of BJ Services on a consolidated basis.

         Under the indenture, the trustee must give to the holders of notes notice of all uncured defaults known to it with respect to the notes within 90 days after such a default occurs (the term default to include the events specified above without notice or grace periods); provided that, except in the case of default in the payment of principal of or interest on, any of the notes, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the notes.

         In case an event of default with respect to any note has occurred and is continuing, the amount payable to a beneficial owner of a note upon any acceleration permitted by the notes, with respect to each note, will be the original issue price of the note plus accrued original issue discount through the date of such acceleration, and any accrued and unpaid interest through the date of acceleration. If a bankruptcy proceeding is commenced in respect of us, the claim of the beneficial owner of a note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the original issue price of the note plus accrued original issue discount, and any interest which has accrued, as of the commencement of the proceeding.

         In case of default in payment of the notes, whether at the stated maturity or upon acceleration, the notes will bear interest from and after the maturity date or date of acceleration, payable upon demand of their beneficial owners, at 1.625% per year on the unpaid principal amount plus accrued original issue discount and accrued and unpaid interest, to the extent that payment of any interest is legally enforceable, in accordance with the terms of the notes to the date payment of that amount has been made or duly provided for.

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         Except when an event of default has occurred and is continuing, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any holders of notes, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of notes may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee. If an event of default has occurred and is continuing, the trustee is generally required to act as a prudent person would under the circumstances in the conduct of his or her own affairs.

Modification of the Indenture

         We and the trustee may, without the consent of the holders of the debt securities issued under the indenture, enter into supplemental indentures for, among others, one or more of the following purposes:

             . to evidence the succession of another corporation to our company, and the assumption by such successor of our obligations under the indenture and the notes;

             . to add covenants of our company, or surrender any rights of our company, or add any rights for the benefit of the holders of notes;

             . to cure any ambiguity, omission, defect or inconsistency in such indenture;

             . to evidence and provide for the acceptance of any successor trustee with respect to the notes or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with such indenture; and

             .    to provide any additional events of default.

         With certain exceptions, the indenture or the rights of the holders of the notes may be modified by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding, but no such modification may be made without the consent of the holder of each outstanding note affected thereby that would:

             . alter the manner or rate of accrual or payment of original issue discount or interest on any note;

             . make any note payable in money or securities other than that stated in the note;

             . reduce the principal amount at maturity, redemption price, purchase price or change in control purchase price with respect to any note;

             . make any change that affects the right of a holder to convert any note in any adverse manner;

             . make any change that adversely affects the right to require us to purchase a note; and

             . impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes.

Discharge of the Indenture

         We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by our company.

Governing Law

         The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Depositary

Description of the Global Securities

         All notes are represented by one or more fully registered global securities. Each global security is deposited with, or on behalf of, DTC (DTC, along with any successor, is referred to as a "depositary"), as depositary, registered in the name of Cede & Co., DTC's partnership nominee. Unless and until it is exchanged in whole or in part for notes in definitive form, no global security may be transferred except as a whole by the depositary to its nominee or by such nominee of the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

         So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture. Except as provided below, the beneficial owners of the notes represented by a global security will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes including for purposes of receiving any reports delivered by BJ Services or the trustee under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         To ensure that notices of conversion and purchase at the option of a holder or upon a change in control of BJ Services (or any other notices or actions permitted or required to be taken by holders of notes under the indenture) are received by the paying agent by the times required, holders may need to give substantially earlier instructions to their broker or other intermediary. Different brokerage firms and intermediaries may have different cut-off times for accepting and implementing instructions from their clients. Therefore, you should consult with your broker and other intermediary, if applicable, as to applicable cut-off times and other notice mechanics.

DTC Procedures

         The following is based on information provided by DTC.

         DTC acts as securities depositary for the notes. The notes are fully registered securities registered in the name of Cede & Co., DTC's partnership nominee. Two fully registered global securities are issued for the notes in the aggregate principal amount of such issue, and are deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of the notes under DTC's system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be made by entries on the books of participants acting on behalf of beneficial owners.

         To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Neither DTC nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to BJ Services as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the notes are credited on the record date.

         Payments of principal and interest made in cash on the notes will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of that participant and not of DTC, the trustee or BJ Services, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and/or interest to DTC is the responsibility of BJ Services or the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

Exchange for Certificated Securities

         If:

             . the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 60 days,

             . we execute and deliver to the trustee a company order to the effect that the global securities shall be exchangeable, or

             . an event of default under the indenture has occurred and is continuing with respect to the notes,

the global notes will be exchangeable for notes in definitive form of like tenor and of an equal aggregate principal amount at maturity, in denominations of $1,000 principal amount at maturity and integral multiples of $1,000 principal amount at maturity. The definitive notes will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global notes.

         DTC may discontinue providing its services as securities depositary with respect to the notes at any given time by giving reasonable notice to us or the trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, notes certificates are required to be printed and delivered.

         We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, notes certificates will be printed and delivered.

         The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Registration Rights

         We have entered into a registration rights agreement with Banc of America Securities LLC ("BAS") and Merrill Lynch, Pierce, Fenner & Smith Incorporated pursuant to which we, at our expense, agreed to file with the SEC a shelf registration statement covering resale of the notes and the shares of common stock issuable upon conversion of the notes, within 90 days after the date of original issuance of the notes. We will use our reasonable commercial efforts to cause the shelf registration statement to become effective within 180 days of such date of original issuance, and to keep the shelf registration statement effective until the earlier of (i) the transfer pursuant to Rule 144 under the Securities Act or the sale pursuant to the shelf registration statement of all the securities registered thereunder, (ii) the expiration of the holding period applicable to such securities held by persons that are not affiliates of ours under Rule 144(k) under the Securities Act or any successor provision and (iii) the second anniversary of the effective date of the registration statement, subject to certain permitted exceptions. We are permitted to suspend the use of a prospectus that is part of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 60 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. We agreed to pay predetermined liquidated damages to holders of transfer restricted notes and holders of transfer restricted common stock issued upon conversion of the notes, if the prospectus is unavailable for the periods in excess of those permitted above. Such liquidated damages shall accrue until unavailability is cured, (i) in respect of any notes at a rate per year equal to 0.25% for the first 90 day period after the occurrence of such event, and 0.50% thereafter, of the sum of the original issue price thereof plus the accrued original issue discount thereof at such time and,
(ii) in respect of any shares of common stock issued upon conversion, at a rate per year equal to 0.25% for the first 90 day period, and 0.50% thereafter, of the then applicable conversion price (as defined below). So long as unavailability continues, we will pay liquidated damages in cash on April 24 and October 24 of each year to the holder of record of the transfer restricted notes or shares of common stock on the immediately preceding April 1 or October 1. When such registration default is cured, accrued and unpaid liquidated damages will be paid in cash to the record holder as of the date of such cure.

         A holder who sells notes or shares of common stock issued upon conversion of the notes pursuant to the shelf registration statement must complete and deliver to us a notice and questionnaire at least 10 business days prior to any distribution of the securities so offered. A holder generally is required to be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers and be bound by certain provisions of the registration rights agreement that are applicable to such holder, including certain indemnification provisions, and will be subject to certain civil liability provisions under the Securities Act. If the holder of offered securities is not a named selling securityholder in this prospectus at the time of effectiveness of the shelf registration statement, upon receipt of a completed questionnaire together with such other information as we may reasonably request from the holder, we will, as promptly as practicable but in any event within 20 business days of such receipt, file such amendments to the shelf registration statement or supplements to a related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of notes or shares of our common stock issuable upon conversion of the notes, subject to our right to suspend the use of the prospectus as described above. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling security holder in the prospectus and therefore will not be permitted to sell the notes or shares of our common stock issuable upon conversion of the notes pursuant to the shelf registration statement.

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

         We will pay all of our expenses of the shelf registration statement, will provide copies of such prospectus to each holder that has notified us of its acquisition of notes or shares of common stock issued upon conversion of the notes, will notify each such holder when the shelf registration statement has become effective and will take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the notes and the shares of common stock issued upon conversion of the notes.

         The term "applicable conversion price" means, as of any date of determination, the sum of the original issue price plus the accrued original issue discount of each note as of such date of determination divided by the conversion rate in effect as of such date of determination or, if no notes are then outstanding, the conversion rate that would be in effect were notes then outstanding.

         The summary herein of certain provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available from us upon request.

                          Description of Capital Stock

         The authorized capital stock of BJ Services consists of 380,000,000 shares of common stock and 5,000,000 shares of preferred stock, par value $1.00 per share, including shares of Series A Junior Participating Preferred Stock, par value $1.00 per share, issuable upon exercise of the Company's preferred share purchase rights. The following description of the capital stock of BJ Services does not purport to be complete or to give full effect to the provisions of statutory or common law and is subject in all respects to the applicable provisions of the Certificate of Incorporation (referred to as the charter) and Bylaws (referred to as the bylaws) of the Company, the Certificate of Designation for the preferred stock, the Amended and Restated Stockholder Rights Agreement between BJ Services and The Bank of New York, as rights agent (referred to as the rights agreement), each as amended, which are incorporated by reference into this prospectus.

Common Stock

         BJ Services is authorized by its charter to issue 380,000,000 shares of common stock, of which 156,735,601 shares were issued and outstanding as of June 30, 2002. Each outstanding share of common stock includes an associated preferred share purchase right (referred to as the right).

         The holders of shares of common stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. The bylaws provide that, in general, when a quorum is present at any meeting of stockholders, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy and entitled to vote shall decide questions brought before such meeting (except as otherwise required by statute or the charter or bylaws).

         Each share of common stock is entitled to participate equally in dividends, if, as and when declared by BJ Services' Board of Directors, and in the distribution of any assets in the event of liquidation, subject in all cases to any prior claims and prior rights of outstanding shares of preferred stock. The shares of common stock have no preemptive or conversion rights, redemption provisions or sinking fund provisions. The outstanding shares of common stock are duly and validly issued, fully paid and nonassessable.

Stockholder Rights Plan

         BJ Services has a Stockholder Rights Plan (referred to as the rights plan) pursuant to the rights agreement, which is designed to deter coercive takeover tactics and to prevent an acquirer from gaining control of BJ Services without offering a fair price to all of BJ Services' stockholders. Under this plan, each outstanding share of BJ Services' common stock includes one-quarter of a right which becomes exercisable under certain circumstances, including when beneficial ownership of BJ Services' common stock by any person, or group, equals or exceeds 15% of BJ Services' outstanding common stock. Each right entitles the registered holder to purchase from BJ Services one one-thousandth of a share of preferred stock at a price of $150, subject to adjustment under certain circumstances. Upon the occurrence of certain events specified in the rights plan, each holder of a right (other than a holder who would be deemed to be an acquiring person under the rights plan) will have the right, upon exercise of such right, to receive that number of shares of common stock of BJ Services (or the surviving corporation) that, at the time of such transaction, would have a market price of two times the purchase price of the right. No shares of Series A Junior Participating Preferred Stock have been issued by BJ Services.

     Shares of our common stock issuable upon the conversion or redemption of the notes will include a right.

Preferred Stock

     Pursuant to the charter, BJ Services is authorized to issue 5,000,000 shares of preferred stock, and BJ Services' Board of Directors by resolution may establish one or more series of preferred stock having such number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further stockholder approval. A certificate of designation has been filed with the Secretary of State of the State of Delaware authorizing 200,000 shares of Series A Junior Participating Preferred Stock in respect of our rights plan. The preferred stock could include dividend, liquidation and voting rights that would limit or qualify the rights of the holders of the common stock.

Certain Anti-Takeover Provisions

     Certain provisions of the charter and bylaws, as well as the rights agreement, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a payment of a premium over the market price for the shares held by stockholders. Such provisions include a classified board of directors and the preferred stock authorized pursuant to the charter. The charter further provides that (i) stockholders may act only at an annual or special meeting of stockholders and may not act by written consent; (ii) special meetings of stockholders can be called only by BJ Services' Board of Directors; (iii) a 75% vote of the outstanding voting stock is required for the stockholders to amend the bylaws; (iv) a 75% vote of the outstanding voting stock is required to amend the charter with respect to certain matters, including, without limitation, the matters set forth in clauses (i) and (iii) above and (v) a 75% vote is required for certain business combinations.

Commission Position on Indemnification

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling BJ Services pursuant to the foregoing provisions, BJ Services has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Repurchase Program

     BJ Services' Board of Directors has authorized a stock repurchase program of up to $750 million. Repurchases are made at the discretion of BJ Services' management and the program will remain in effect until terminated by BJ Services' Board of Directors. Under this program, BJ Services has repurchased 12,792,800 shares at a cost of $219.4 million through fiscal 2000, and 7,014,200 shares at a cost of $177.5 million during fiscal 2001. During the period that commenced on October 1, 2001 and ended March 31, 2002, BJ Services has purchased an additional 4,376,000 shares at a cost of $102.1 million.

Listing

     Shares of our common stock and rights are listed for trading on the New York Stock Exchange, trading under the symbol "BJS".

             Certain United States Federal Income Tax Considerations

     The following is a summary of the material U.S. federal income tax considerations relating to the ownership and disposition of the notes or shares of common stock issuable upon conversion of the notes. This discussion is limited to holders who hold the notes and any shares of common stock into which the notes are converted as capital assets.

     This discussion does not contain a complete analysis of all the potential tax considerations relating to the ownership and disposition of the notes or shares of common stock. In particular, this discussion does not address all tax considerations that may be important to you in light of your particular circumstances such as the alternative minimum tax provisions or special rules applicable to certain categories of investors. Special rules may apply, for instance, to certain financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold notes or shares of common stock as part of a hedge, conversion or constructive sale transaction, or straddle or other integrated or risk reduction transaction, or persons who have ceased to be United States citizens or to be taxed as resident aliens. In addition, special rules may apply to holders of notes or shares of common stock which are partnerships. If a partnership is a holder, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. A holder that is a partnership, and partners of such partnership, should consult their own tax advisors. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

     This discussion is based upon the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax results described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes or shares of common stock.

     Please consult your own tax advisors as to the particular tax consequences to you of acquiring, holding, converting or otherwise disposing of the notes and shares of common stock, including the effect and applicability of state, local or foreign tax laws.

U.S. Holders

     You are a "U.S. holder" for purposes of this discussion if you are a holder of a note or common stock that is, for U.S. federal income tax purposes:

          .    a citizen or resident of the United States;

          . a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

          . an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

          . a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Payment of Stated Interest

     Interest paid on the notes generally will be taxable as ordinary interest income at the time payments are accrued or received in accordance with your regular method of accounting for U.S. federal income tax purposes provided that the interest is "qualified stated interest." Qualified stated interest is stated interest, other than any stated interest payable in kind, that is unconditionally payable at least annually at a single fixed rate.

Original Issue Discount on the Notes

     The notes were issued at a substantial discount from their principal amount. For U.S. federal income tax purposes, the excess of the principal amount of each note over its issue price constitutes original issue discount, or OID. The issue price of the notes was $790.76 per $1000 principal amount at maturity. Thus, the OID of the notes equals $209.24 per $1000 principal amount at maturity. As the holder of a note, subject to the rules for acquisition premium discussed below, you will be required to include OID in income as it accrues, in accordance with a constant yield method, before receipt of the cash or stock attributable to that income, regardless of your regular method of accounting for U.S. federal income tax purposes. Under these rules, you will have to include in gross income increasingly greater amounts of OID in each successive accrual period. Your original tax basis for determining gain or loss on the sale or other disposition of a note will be increased by any accrued OID included in your gross income.

     As discussed in this prospectus, we will be required to pay additional interest in the event of a registration default. The payment of additional interest would change the yield on the notes and would therefore change the rate at which OID accrues. We do not expect a registration default to occur and therefore intend to report the accrual of OID on the notes on the basis that no additional interest will become payable.

Market Discount.

     The resale of notes may be affected by the impact on a purchaser of the market discount provisions of the Internal Revenue Code. Under the market discount rules, a U.S. holder who purchases a note at a market discount generally will be required to treat any gain recognized on the disposition of the note as ordinary income to the extent of the lesser of the gain or the portion of the market discount that accrued during the period that the U.S. holder held the note. Market discount is generally defined as the amount by which your purchase price for a note is less than the revised issue price of the note on the date of purchase, subject to a statutory de minimis exception. A note's revised issue price equals the sum of the issue price of the note and the aggregate amount of the OID includible in the gross income of all holders of the note for periods before the acquisition of the note by the holder, likely reduced, although the Internal Revenue Code does not expressly so provide, by any cash payment in respect of the note other than qualified stated interest. Generally, a note's issue price is the first price at which a substantial amount of the notes was sold to investors, not including sales to underwriters or placement agents, including the initial purchasers. If you acquire a note at a market discount you may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or continued to purchase or carry the note until you dispose of the note in a taxable transaction.

     A U.S. holder who has elected under applicable Internal Revenue Code provisions to include market discount in income annually as the discount accrues will not, however, be required to treat any gain recognized as ordinary income or to defer any deductions for interest expense under these rules. In that case your tax basis in a note is increased by each accrual of amounts treated as market discount. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the IRS. U.S. holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under these provisions and any other consequences of the market discount rules that may apply to them in particular.

Acquisition Premium.

     A U.S. holder of a note is generally subject to the rules for accruing OID described above. However, if your purchase price for the note exceeds the adjusted issue price but is less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, the excess is acquisition premium and is subject to special rules. The adjusted issue price of your note for this purpose generally is the sum of the issue price of the note plus the OID that has accrued on your note, less any prior payments of the note other than a payment of qualified stated interest.

     Acquisition premium ratably offsets the amount of accrued OID otherwise includible in your taxable income, that is, you may reduce the daily portions of OID by a fraction, the numerator of which is the excess of your purchase price for the note over the adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable, other than qualified stated interest, on the note after the purchase date over the note's adjusted issue price. As an alternative to reducing the amount of OID otherwise includible in income by this fraction, you may elect to compute OID accruals with respect to the notes by treating the purchase as a purchase at original issue and applying the OID rules described above.

Election to Treat All Interest as Original Issue Discount.

     U.S. holders may elect to include in gross income all amounts in the nature of interest that accrue on a note, including any stated interest, acquisition discount, OID, market discount, de minimis market discount and unstated interest, as adjusted by acquisition premium, by using the OID rules described above. An election for a note with market discount results in a deemed election to accrue market discount in income currently for the note and for all other evidences of indebtedness you acquire with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with permission of the IRS. Your tax basis in a note is increased by each accrual of the amounts treated as OID under the election described in this paragraph.

Sale, Exchange or Retirement of the Notes

     Except as described below, upon the sale, exchange or retirement of a note, you will recognize gain or loss equal to the difference between the sale or redemption proceeds (except to the extent attributable to the payment of accrued interest) and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally equal your cost of the note increased by any OID or market discount previously included in income with respect to the note and reduced by any payments other than payments of interest made on the note. Subject to the market discount rules discussed above, gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long term capital gain or loss if the note is held for more than one year. Payments attributable to accrued interest which you have not included in income will be taxed as ordinary interest income. You should consult your tax advisors regarding the treatment of capital gains, which may be taxed at lower rates than ordinary income for taxpayers who are individuals, and capital losses, the deductibility of which is subject to limitations.

Conversion of Notes

     The conversion of a note into common stock will generally not be a taxable event, except with respect to cash received in lieu of a fractional share. To the extent the notes converted into common stock have accrued market discount, the amount of the unrecognized accrued market discount will carry over to the common stock and will be treated as ordinary income upon disposition of that common stock. Your basis in the common stock received on conversion of a note will be the same as your basis in the note at the time of conversion, exclusive of any tax basis allocable to a fractional share. The holding period for the common stock received on conversion will include the holding period of the converted note, except that the holder's holding period for common stock attributable to accrued OID may commence on the day following the date of conversion. Subject to the market discount rules discussed above, the receipt of cash in lieu of a fractional share upon conversion of a note should generally result in capital gain or loss measured by the difference between the cash received for the fractional share interest and your tax basis in the note allocable to the fractional share interest.

Exercise of Repurchase Right

     If you require us to repurchase a note on a repurchase date and if we issue shares of common stock in full satisfaction of the repurchase price, the exchange of a note for shares of common stock will be treated the same as a conversion. If you require us to repurchase a note on a repurchase date and if we deliver a combination of cash and common stock in payment of the repurchase price, then, in general, you will realize gain, but not loss, to the extent that the cash and the value of the common stock exceeds your adjusted tax basis in the note, but in no event will the amount of recognized gain exceed the amount of cash received. This gain will be subject to the market discount rules discussed above. Your basis in the common stock received will be the same as your basis in the note tendered, except for any basis allocable to a fractional share, decreased by the amount of cash received, other than cash received in lieu of a fractional share, and increased by the amount of any gain recognized, other than with respect to a fractional share. The holding period of the common stock received in the exchange will include the holding period for the note tendered to us, except that the holding period of shares attributable to OID may commence on the day following the date of delivery. Subject to the market discount rules discussed above, the receipt of cash in lieu of a fractional share of common stock should generally result in capital gain or loss measured by the difference between the cash received for the fractional share interest and your tax basis in the note allocable to the fractional share interest. To the extent the notes tendered in exchange for common stock have accrued market discount, the amount of the unrecognized accrued market discount will carry over to the common stock and will be treated as ordinary income upon disposition of that common stock.

Adjustment of Conversion Rate

     If at any time we make a distribution of property to stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes (for example, distributions of evidences of indebtedness or assets of ours, but generally not stock dividends or rights to subscribe for common stock) and, pursuant to the anti-dilution provisions of the indenture, the conversion rate of the notes is increased, that increase may be deemed to be the payment of a taxable dividend to you to the extent of our current or accumulated earnings and profits. If the conversion rate is increased at our discretion or in certain other circumstances, that increase also may be deemed to be the payment of a taxable dividend to you.

Ownership and Disposition of Common Stock

     Distributions, if any, paid on shares of common stock generally will be includable in your income as ordinary income to the extent made from our current or accumulated earnings and profits. Subject to the market discount rules discussed above, upon the sale, exchange or other disposition of shares of common stock, you generally will recognize capital gain or capital loss equal to the difference between the amount realized on the sale or exchange and your adjusted tax basis in the shares. You should consult your tax advisors regarding the treatment of capital gains, which may be taxed at lower rates than ordinary income for taxpayers who are individuals, and capital losses, the deductibility of which is subject to limitations.

Information Reporting and Backup Withholdings

     Original issue discount and payments of interest on the notes, payments of dividends on the common stock, and the proceeds of the sale or other disposition of the notes or shares of common stock may be subject to information reporting and U.S. federal backup withholding tax if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. The backup withholding rate is currently 30% and will be reduced periodically until 2006, when the backup withholding rate will be 28%. After December 31, 2010, the backup withholding rate will be increased to 31%.

     The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

     You are a "non-U.S. holder" for purposes of this discussion if you are a holder of a note or common stock that is not a U.S. holder as described above.

Withholding Taxes

         The payments of principal, interest and any OID on a note will not be subject to U.S. federal withholding tax, provided that in the case of a payment in respect of interest or OID:

          . you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

          . you are not a controlled foreign corporation that is related to us within the meaning of the Internal Revenue Code; and

          . you satisfy the certification requirements of Sections 871(h) or 881(c) of the Internal Revenue Code, as described below under "-- Owner Statement Requirement."

     Under section 871(h)(4) of the Internal Revenue Code, otherwise exempt interest, including OID, is subject to U.S. federal withholding tax if that interest or OID is based on certain enumerated equity-like features. Although the IRS has not provided any guidance regarding the application of this provision to an instrument such as a note, we have been advised that this section should not apply and, accordingly, do not plan to withhold amounts, provided the conditions above are met.

          Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to interest and OID on a note if that interest or OID is effectively connected with a trade or business you conduct in the United States. Effectively connected interest and OID received by a non-U.S. holder which is a foreign corporation may also be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate, subject to certain adjustments. That effectively connected interest and OID will not be subject to withholding tax if the holder delivers a properly completed and executed IRS Form
W-8ECI to the payor.

Dividends

          Distributions on our common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends, if any, paid to you on shares of our common stock generally will be subject to a 30% U.S. federal withholding tax, subject to reduction if you are eligible for the benefits of an applicable income tax treaty. You will be required to satisfy specific certification requirements in order to claim treaty benefits. Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder on dividends that are effectively connected with your conduct of a trade or business in the United States. If you are a foreign corporation, you may also be subject to a U.S. branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to certain adjustments.

Gain on Disposition of the Notes and Common Stock

          You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a note, including the exchange of a note for shares of common stock, or the sale or exchange of shares of common stock unless:

               . you are an individual present in the United States for 183 days or more in the year of such sale, exchange or redemption and either (A) you have a "tax home" in the United States and certain other requirements are met, or (B) the gain from the disposition is attributable to an office or other fixed place of business in the United States;

               . in the case of an amount which is attributable to accrued interest or OID, you do not meet the conditions for exemption from U.S. federal withholding tax, as described in "--Withholding Taxes", above;

               . the gain is effectively connected with a trade or business you conduct in the United States; or

               . we are, or have been during specified periods, a U.S. real property holding corporation for U.S. federal income tax purposes.

          If we are or have been a U.S. real property holding corporation, a non-U.S. holder will generally not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of our common stock provided that the non-U.S. holder does not hold, and has not held during certain periods, directly or indirectly, more than 5% of the outstanding notes or more than 5% of our outstanding common stock, and our common stock continues to be regularly traded on an established securities market for U.S. federal income tax purposes. If we are or have been a U.S. real property holding corporation and the above exception does not apply, a non-U.S. holder will be subject to U.S. federal income tax with respect to gain realized on any sale or other disposition of our common stock as well as to withholding tax, generally at a rate of 10% on the proceeds. Any amount withheld pursuant to a withholding tax will be creditable against a non-U.S. holder's U.S. federal income tax liability.

Owner Statement Requirement

          Sections 871(h) and 881(c) of the Internal Revenue Code require that either the beneficial owner of a note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and that holds a note on behalf of a non-U.S. holder files a statement with us or our agent to the effect that the non-U.S. holder is not a U.S. person in order to avoid withholding of the U.S. federal income tax. Under current regulations, this requirement will be satisfied if we or our agent receives:

     . a statement (an "owner statement") from the beneficial owner of a note in which that owner certifies, under penalties of perjury, that the owner is not a U.S. person and provides such owner's name and address; or

     . a statement from the financial institution holding the note on behalf of the beneficial owner in which the financial institution certifies, under penalties of perjury, that it has received the owner statement, together with a copy of it.

          Generally, this statement is made on IRS Form W-8BEN. The beneficial owner must inform us or our agent (or, in the case of a statement described in the second bullet point of the immediately preceding sentence, the financial institution) within 30 days of any change in information on the owner statement. A non-U.S. holder who is not an individual or corporation (or an entity treated as a corporation for federal income tax purposes) holding the notes on its own behalf may have additional reporting requirements. In particular, in the case of notes held by a foreign partnership (or foreign trust), the partnership (or trust) will be required to provide the statement from each of its partners (or beneficiaries), and the partnership (or trust) will be required to provide certain additional information.

Information Reporting and Backup Withholding

          You may have to comply with specific certification procedures (as described above) to establish that you are not a United States person in order to avoid backup withholding tax requirements with respect to our payments of interest and principal, including payments in respect of OID, on the notes. In addition, we must report annually to the IRS and to each non-U.S. holder the amount of any dividends paid to, and the tax withheld with respect to, that holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

          The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

                             SELLING SECURITYHOLDERS

          The notes were originally issued to and resold by BAS and Merrill Lynch in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by BAS or Merrill Lynch to be "qualified institutional buyers," as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock issuable upon conversion of the notes. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledgees, donees or successors.

          We are filing this registration statement pursuant to a registration rights agreement that we entered into with BAS and Merrill Lynch. We agreed, at our expense, for the benefit of the holders, to file a shelf registration statement covering the resale of the notes and the shares of common stock issuable upon conversion of the notes.

          The table below sets forth the name of each selling securityholder, the principal amount at maturity of notes that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which the notes are convertible. Unless set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

          We have prepared the table based on information given to us by the selling securityholders on or before July 19, 2002. However, any or all of the notes or shares of common stock listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes or common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented.

          Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements.


                                                                                             Number of
                                                     Principal Amount                        Shares of
                                                       at Maturity         Percentage      Common Stock     Percentage of
                                                       of Notes That        of Notes         That May       Common Stock
                      Name                              May Be Sold        Outstanding      Be Sold (1)     Outstanding (2)
-----------------------------------------------      ----------------     -------------   --------------   ----------------
Aftra Health Fund                                        410,000              0.08%            6,134             0.00%
Aid Association for Lutherans as Successor to
 Lutheran Brotherhood                                  1,000,000              0.19%           14,962             0.01%
Allstate Insurance Company                               700,000              0.14%           10,473             0.01%
Allstate Life Insurance Company                        1,800,000              0.35%           26,931             0.02%
Alpha U.S. Sub Fund VIII, LLC                            360,000              0.07%            5,386             0.00%
Amerisure Mutual Insurance Company                       260,000              0.05%            3,890             0.00%
Arbitex Master Fund L.P.                              12,250,000              2.37%          183,280             0.12%
Argent Classic Convertible Arbitrage Fund
(Bermuda), Ltd.                                        3,100,000              0.60%           46,381             0.03%
Argent Classic Convertible Arbitrage Fund L.P.         1,900,000              0.37%           28,427             0.02%
Argent LowLev Convertible Arbitrage Fund, LLC          1,400,000              0.27%           20,946             0.01%
Argent LowLev Convertible Arbitrage Fund, Ltd.        16,700,000              3.23%          249,859             0.16%
Bank Austria Cayman Islands, Ltd.                      3,250,000              0.63%           48,625             0.03%
CALAMOS Market Neutral Fund - CALAMOS
 Investment Trust                                      7,500,000              1.45%          112,212             0.07%
City of Shreveport Post Employees Retirement
 System                                                  450,000              0.09%            6,733             0.00%
Cobra Fund U.S.A. L. P.                                  275,000              0.05%            4,114             0.00%
Cobra Master Fund Ltd.                                 1,725,000              0.33%           25,809             0.02%
Continental Assurance Company on behalf of its
 separate A/C (E)                                      1,400,000              0.27%           20,946             0.01%
Continental Casualty Company                           8,600,000              1.67%          128,670             0.08%
Deep Rock & Co.                                        2,000,000              0.39%           29,923             0.02%
Deephaven Domestic Convertible Trading, Ltd.           8,640,000              1.67%          129,268             0.08%
Deutsche Bank Securities, Inc.                         5,660,000              1.10%           84,683             0.05%
Grace Brothers Management, L.L.C.                      1,000,000              0.19%           14,962             0.01%
Innovest Finanzdienstlistungs AG                         850,000              0.16%           12,717             0.01%
KBC Financial Products USA, Inc.                         500,000              0.10%            7,481             0.00%
Lyxor Master Fund Ref: Argent/LowLev CB                4,200,000              0.81%           62,839             0.04%
Mainstay Convertible Fund                              5,270,000              1.02%           78,848             0.05%
Mainstay VP Convertible Portfolio                      1,780,000              0.34%           26,632             0.02%
Man Convertible Bond Master Fund, Ltd.                11,040,000              2.14%          165,176             0.11%
McMahan Securities Co. L.P.                              120,000              0.02%            1,795             0.00%
MLQA Convertible Securities Arbitrage, Ltd.           10,000,000              1.94%          149,616             0.10%
New York Life Insurance Company                        2,480,000              0.48%           37,105             0.02%
New York Life Separate Account #7                        710,000              0.14%           10,623             0.01%
Nicholas Applegate Investment Grade Convertible       10,000,000              1.94%          149,616             0.10%
Northwestern Mutual Life Insurance Company, The        3,000,000              0.58%           44,885             0.03%
Peoples Benefit Life Insurance Company                 4,500,000              0.87%           67,327             0.04%
Quattro Fund Ltd.                                      3,200,000              0.62%           47,877             0.03%

                                                                                              Number of
                                                     Principal Amount                         Shares of
                                                       at Maturity         Percentage       Common Stock     Percentage of
                                                       of Notes That        of Notes          That May       Common Stock
                      Name                              May Be Sold        Outstanding       Be Sold (1)    Outstanding (2)
-----------------------------------------------     ------------------   --------------    --------------  ----------------
Ram Trading Ltd.                                       5,000,000              0.97%           74,808             0.05%
Ramius Capital Group                                   1,000,000              0.19%           14,962             0.01%
Ramius, L.P.                                             250,000              0.05%            3,740             0.00%
RCG Baldwin L.P.                                         500,000              0.10%            7,481             0.00%
RCG Halifax Master Fund, L.T.D.                        3,000,000              0.58%           44,885             0.03%
RCG Latitude Master Fund, Ltd.                         4,000,000              0.77%           59,846             0.04%
RCG Multi Strategy, L.P.                               7,000,000              1.36%          104,731             0.07%
St. Thomas Trading, Ltd.                              18,960,000              3.67%          283,672             0.18%
UBS O'Connorr LLC f/b/o UBS Global Equity
 Arbitrage Master Ltd.                                18,000,000              3.49%          269,309             0.17%
UFJ Investments Asia Limited                           1,250,000              0.24%           18,702             0.01%
Victus Captial, LP                                     5,250,000              1.02%           78,548             0.05%
Wolverine Trading L.P.                                 3,000,000              0.58%           44,885             0.03%
Zurich Institutional Benchmark Management                800,000              0.15%           11,969             0.01%
Zurich Institutional Benchmark Management c/o
 Quattro Fund                                            800,000              0.15%           11,969             0.01%
Zurich Institutional Benchmark Master Fund, Ltd.       2,700,000              0.52%           40,396             0.03%
                                                    ------------            ------        ----------            -----
  Total                                              209,540,000             40.58%        3,135,054             2.00%
                                                    ============            ======        ==========            =====


-----------------

(1) Assumes conversion of all of the holder's notes at the initial conversion rate of 14.9616 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment as described under "Description Of Notes--Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on 156,735,601 shares of common stock outstanding as of June 30, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes, but we did not assume conversion of any other holder's notes.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

                              PLAN OF DISTRIBUTION

         The notes and underlying common stock, which we will refer to as offered securities, are being registered to permit the resale of such securities by the holders of them from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the notes and common stock. We will bear the fees and expenses incurred in connection with our obligation to register the notes and underlying common stock. These fees and expenses include registration and filing fees, printing and duplication expenses, fee and disbursement of our counsel. However, the selling securityholders will pay all underwriting discounts and selling commissions, if any, and their own legal expenses.

         The selling securityholders may sell the notes and common stock from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at fixed prices, prices subject to change or at negotiated prices, by a variety of methods including the following:

               -    in market transactions;

               -    in privately negotiated transactions;

               - through broker-dealers, which may act as agents or principals;

               - in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

               - if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

               -    directly to one or more purchasers;

               -    through agents;

               -    in any combination of the above; or

               -    by any other legally available means.

          In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate.

          Broker-dealer transactions may include:

               - purchases of the notes and common stock by a broker-dealer as principal and resales of them by the broker-dealer for its account pursuant to this prospectus;

               -    ordinary brokerage transactions; or

               -    transactions in which the broker-dealer solicits purchasers.

               - If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any notes and common stock through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the notes and common stock, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of notes and common stock and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of notes and common stock, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of notes and underlying common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

          In addition, any securities covered by this prospectus which can be sold under Rule 144 under the Securities Act may be sold under Rule 144 rather than in a registered offering contemplated by this prospectus.

          The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the notes and/or common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act.

          The selling securityholders and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and common stock by the selling securityholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the notes and common stock to engage in market-making activities with respect to the particular notes and common stock being distributed. All of the above may affect the marketability of the notes and common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and common stock.

          Under the securities laws of certain states, the notes and underlying common stock may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the notes and common stock may not be sold unless the notes and common stock have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

          We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and will be entitled to contribution from the selling securityholders in connection with those liabilities.

          We are permitted to suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 60 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. However, if the duration of such suspension exceeds any of the periods above-mentioned, we have agreed to pay liquidated damages. Please refer to the section entitled "Description of Notes--Registration Rights."

          Our outstanding common stock is listed for trading on the New York Stock Exchange under the symbol "BJS." We do not intend to apply for listing of the notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Accordingly, we cannot assure you about the development of liquidity or any trading market for the notes. Please refer to the section entitled "Risk Factors."

                                  LEGAL MATTERS

          The validity of the notes offered hereby has been passed upon for us by Andrews & Kurth Mayor, Day & Caldwell L.L.P., Houston, Texas.

                                     EXPERTS

          The consolidated financial statements of BJ Services Company and its subsidiaries as of September 30, 2001 and 2000 and for each of the years in the three-year period ended September 30, 2001 incorporated by reference in this prospectus from the Company's annual report on Form 10-K for the year ended September 30, 2001 have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated by reference in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of OSCA, Inc. as of December 31, 2001 and for the year ended December 31, 2001 included in BJ Services Company Form 8-K/A dated July 17, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The registrant estimates that expenses in connection with the offering described in this Registration Statement, other than any underwriting discounts and commissions, will be as follows:

SEC registration fee                                           $   36,994
Legal fees and expenses                                           180,000
Printing                                                           35,000
Accountants' fees and expenses                                    100,000
Blue Sky fees and expenses                                              0
Trustee's fees and expenses                                        14,000
Miscellaneous expenses                                             50,000
                                                               ----------
     Total                                                     $  415,994
                                                               ==========

------------
*   All of the above amounts are estimates except for the SEC registration fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is governed by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") which permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties to any threatened, pending or completed action or suit (other than an action by or in the right of the corporation) by reason of their being directors, officers or other agents of the corporation.

     The Company's Certificate of Incorporation provides that no director of the Company shall be held personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation also provides that if the DGCL is amended to authorize further limitation or elimination of the personal liability of directors, then the liability of the Company's directors shall be limited or eliminated to the full extent permitted by the DGCL.

     Section 16 of Article III of the Company's Bylaws provides as follows:

     (a) The Company shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company or any of its direct or indirect wholly owned subsidiaries or, while a director, officer, employee or agent of the Company or any of its direct or indirect wholly owned subsidiaries, is or was serving at the request of the Company or any of its direct or indirect wholly owned subsidiaries, as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the full extent permitted by applicable laws provided that the Company shall not be obligated to indemnify any such person against any such action, suit or proceeding which is brought by such person against the Company or any of its direct or indirect wholly owned subsidiaries or the directors of the Company or any of its direct or indirect wholly owned subsidiaries, other than an action brought by such person to enforce his rights to indemnification hereunder, unless a majority of the Board of Directors of the Company shall have previously approved the bringing of such action, suit or proceeding. The Company shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was licensed to practice law and an employee (including an employee who is or was an officer) of the Company or any of its direct or indirect wholly owned subsidiaries and, while acting in the course of such employment committed or is alleged to have committed any negligent acts, errors or omissions in rendering professional legal services at the request of the Company or pursuant to his employment (including, without limitation, rendering written or oral legal opinions to third parties) against expenses (including counsel fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the full extent permitted by applicable law; provided that the Company shall not be obligated to indemnify any such person against any action, suit or proceeding arising out of any adjudicated criminal, dishonest or fraudulent acts, errors or omissions of such person or any adjudicated willful, intentional or malicious acts, errors or omissions of such person.

     (b) Expenses incurred by an officer or director of the Company or any of its direct or indirect wholly owned subsidiaries in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Section 16. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     (c) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 16 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any provision of law, the Company's Certificate of Incorporation, the Certificate of Incorporation or Bylaws or other governing documents of any direct or indirect wholly owned subsidiary of the Company, or any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding any of the positions or having any of the relationships referred to in this Section 16.

ITEM 16. EXHIBITS

    Exhibit No.                       Description of Exhibit
    -----------                       ----------------------

       4.1 Indenture dated as of April 24, 2002 between BJ Services Company and The Bank of New York, as trustee (filed as Exhibit 10.28 to the Company's Quarterly Report on Form 10-Q for the second quarter ended March 31, 2002, and incorporated herein by reference).

       4.2** Resale Registration Rights Agreement dated as of April 24, 2002 among BJ Services Company and Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

       4.3** Convertible Senior Notes Purchase Agreement dated as of April 19, 2002 among BJ Services and Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

       5.1**              Opinion of Andrews & Kurth Mayor, Day & Caldwell
                          L.L.P.

       8.1*               Tax Opinion of Andrews & Kurth Mayor, Day & Caldwell
                          L.L.P.

      12.1*               Computation of Ratio of Earnings to Fixed Charges.

      23.1** Consent of Andrews & Kurth Mayor, Day & Caldwell L.L.P. (included in Exhibits 5.1 and 8.1).

      23.2* Consent of Deloitte & Touche LLP relating to the financial statements of BJ Services Company.

      23.3* Consent of Ernst & Young LLP relating to the financial statements of OSCA, Inc.

    Exhibit No.                         Description of Exhibit
    -----------                         ----------------------

       25.1** Statement of Eligibility of Trustee on Form T-1 of The Bank of New York.

---------------------
*  Filed herewith.
** To be filed by amendment.

ITEM 17. UNDERTAKINGS

     A. We hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (a) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

               (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(l)(a) and A(l)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the provisions described in Item 15 above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 23, 2002.

                                    BJ Services Company

                                    By: /s/ J. W. Stewart
                                        ________________________________________
                                    Name:  J. W. Stewart
                                    Title: President and Chief Executive Officer

     Each of the undersigned officers and directors of BJ Services Company hereby constitutes and appoints Margaret B. Shannon and T. M. Whichard III, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended (the "Securities Act"), and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, and any new registration statement filed pursuant to Rule 462 under the Securities Act, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities on July 23, 2002.

         Signature                                            Title

     /s/ J. W. Stewart                        Chairman of the Board, President,
 -----------------------------------          and Chief Executive Officer
         J. W. Stewart                        (Principal Executive Officer and
                                              Director)


     /s/ T. M. Whichard III                   Vice President and Chief Financial
------------------------------------          Officer
         T. M. Whichard III                   (Principal Financial Officer)


     /s/ James Horsch                         Corporate Controller
------------------------------------          (Principal Accounting Officer)
         James Horsch

     /s/ L. William Heiligbrodt               Director
------------------------------------
         L. William Heiligbrodt

     /s/ John R. Huff                         Director
------------------------------------
         John R. Huff

     /s/ Don D. Jordan                        Director
------------------------------------
         Don D. Jordan

     /s/ R. A. LeBlanc                        Director
------------------------------------
         R. A. LeBlanc

     /s/ Michael E. Patrick                   Director
------------------------------------
         Michael E. Patrick

     /s/ James L. Payne                       Director
------------------------------------
         James L. Payne

                                  EXHIBIT INDEX

       Exhibit No.                         Description of Exhibit
       -----------                         ----------------------

          4.1 Indenture dated as of April 24, 2002 between BJ Services Company and The Bank of New York, as trustee (filed as Exhibit 10.28 to the Company's Quarterly Report on Form 10-Q for the second quarter ended March 31, 2002, and incorporated herein by reference).

          4.2** Resale Registration Rights Agreement dated as of April 24, 2002 among BJ Services Company and Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

          4.3** Convertible Senior Notes Purchase Agreement dated as of April 19, 2002 among BJ Services and Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

          5.1**          Opinion of Andrews & Kurth Mayor, Day & Caldwell L.L.P.

          8.1*           Tax Opinion of Andrews & Kurth Mayor, Day & Caldwell
                         L.L.P.

         12.1*           Computation of Ratio of Earnings to Fixed Charges.

         23.1**          Consent of Andrews & Kurth Mayor, Day & Caldwell L.L.P.
                         (included in Exhibits 5.1 and 8.1).

         23.2* Consent of Deloitte & Touche LLP relating to the financial statements of BJ Services Company.

         23.3* Consent of Ernst & Young LLP relating to the financial statements of OSCA, Inc.

         25.1** Statement of Eligibility of Trustee on Form T-1 of The Bank of New York.

-----------------------
*  Filed herewith.
** To be filed by amendment.